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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                                          Commission file number
July 17, 2000                                                    1-6686
                                                           -----------------


                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                             13-1024020
-------------------------------                             --------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification  No.)

1271 Avenue of the Americas, New York, New York                    10020
-----------------------------------------------                  ---------
(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (212) 399-8000
                                ----------------

Item 5.  OTHER EVENTS

As discussed in Note 15 of the supplemental consolidated financial statements of The Interpublic Group of Companies, Inc. (the "Company"), in April 2000 the Company acquired NFO Worldwide, Inc. ("NFO") in a transaction accounted for as a pooling of interests. This report on Form 8-K includes the Company's supplemental consolidated financial statements and other financial information restated to reflect the effect of the pooling of NFO. Additionally, the results of several other recent acquisitions, all of which have been accounted for as poolings of interests, have been included in the restated financial statements. Other than NFO, none of the other acquisitions was individually, or in aggregate, material.

These combined results will become the historical results of the Company upon publication of financial results for a period inclusive of at least 30 days of the financial results of NFO subsequent to the date of consummation of the NFO transaction. This report may be incorporated by reference into other reports or registration statements filed with the Securities and Exchange Commission.

Item 7.     FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99  Financial Statements, Financial Information and Exhibits

            Financial Highlights

            Management's Discussion and Analysis of Financial
            Condition and Results of Operations

Supplemental Consolidated Financial Statements

            Report of Independent Accountants
                 - PricewaterhouseCoopers LLP
                 - Arthur Andersen LLP
                 - Soteriou Banerji
                 - Ernst & Young
                 - Ernst & Young LLP


            Supplemental Consolidated Balance Sheet
              December 31, 1999 and 1998

            Supplemental Consolidated Statement of Income for the Years Ended
              December 31, 1999, 1998 and 1997

            Supplemental  Consolidated  Statement  of Cash  Flows  for the Years
              Ended December 31, 1999, 1998 and 1997

            Supplemental Consolidated Statement of Stockholders' Equity and
              Comprehensive Income For the Years Ended December 31, 1999, 1998 and 1997

            Notes to Supplemental Consolidated Financial Statements

            Selected Financial Data For Five Years

            Results by Quarter (Unaudited)

Supplemental Consolidated Financial Statement Schedule

            Schedule VIII: Valuation and Qualifying Accounts

Supplemental Consolidated Financial Statements

            Supplemental Consolidated Balance Sheet
               March 31, 2000 (unaudited) and

               December 31, 1999

            Supplemental  Consolidated  Statement of Income for the Three Months
               Ended March 31, 2000 and 1999 (unaudited)

            Supplemental Consolidated Statement of Comprehensive Income for
               the Three Months Ended March 31, 2000 and 1999 (unaudited)

            Supplemental Consolidated Statement of Cash Flows for the
               Three Months Ended March 31, 2000 and 1999 (unaudited)

            Notes to Supplemental Consolidated Financial Statements (unaudited)

            Management's Discussion and Analysis of
             Financial Condition and Results of Operations (unaudited)

Exhibit 11  COMPUTATION OF EARNINGS PER SHARE

            For the Years Ended December 31, 1995, 1996, 1997, 1998 and 1999

            For the Three Months Ended March 31, 2000 and 1999

Exhibit 23  CONSENT OF INDEPENDENT ACCOUNTANTS

            PricewaterhouseCoopers LLP

            Arthur Andersen LLP

               Soteriou Banerji

            Ernst & Young

            Ernst & Young LLP

Exhibit 27  RESTATED FINANCIAL DATA SCHEDULE

            For the Three Months Ended March 31, 2000 and 1999

            For the Years Ended December 31, 1999, 1998 and 1997

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                        (Registrant)





Date:  July 14, 2000     BY /S/  FREDERICK MOLZ
                         ----------------------
                         Frederick Molz
                         Vice President and Controller

                              FINANCIAL HIGHLIGHTS
                  (Amounts in Thousands Except Per Share Data)
--------------------------------------------------------------------------------
December 31
                                                                        Percent
                                                                      Increase/

                                        1999            1998         (decrease)
--------------------------------------------------------------------------------
Operating Data
 Revenue                            $ 4,892,912     $  4,167,788          17.4%
 Net Income                         $   315,243     $    333,593          (5.5%)
 Net Income Excluding
   Restructuring(1)                 $   366,680     $    333,593           9.9%
Per Share Data(2)
 Diluted EPS                        $      1.04     $       1.12          (7.1%)
 Diluted EPS Excluding
   Restructuring (1)                $      1.21     $       1.12           8.0%
 Cash Dividends                     $       .33     $        .29          13.8%
 Share Price at December 31         $  57 11/16     $     39 7/8          44.7%
 Weighted-average shares
  Diluted                               302,914          299,214           1.2%
  Diluted Excluding
   Restructuring(1)                     309,607          299,214           3.5%
Financial Position

 Cash and Cash Equivalents          $ 1,006,011     $    780,429          28.9%
 Total Assets                       $ 9,166,604     $  7,464,808          22.8%
 Book Value Per Share(2)            $      5.85     $       4.81          21.6%
 Return on Average
  Stockholders' Equity:
    As Reported                           19.7%            25.7%
    Excluding Restructuring(1)            22.6%            25.7%

Revenue

1999                               $4,892,912
1998                               $4,167,788
1997                               $3,582,601
Diluted Earnings Per Share(2)
1999 As Reported                       $ 1.04
1999 Excluding Restructuring(1)        $ 1.21
1998                                   $ 1.12
1997                                   $  .77
Cash Dividends Per Share(2)
1999                                   $  .33
1998                                   $  .29
1997                                   $  .25
Return On Average Stockholders' Equity
1999 As Reported                        19.7%
1999 Excluding Restructuring(1)         22.6%
1998                                    25.7%
1997                                    21.0%

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note 15).

-----------------
[FN]
(1)  Excludes the impact of restructuring and other merger-related costs.
(2) All share data for 1998 and 1997 has been adjusted to reflect the two-for-one stock split effective July 15, 1999.

          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

As discussed in Note 15, the Company acquired NFO Worldwide, Inc. ("NFO"), a leading provider of research based marketing information and counsel to the business community, in a transaction accounted for as a pooling of interests in April 2000. The Company's consolidated financial statements and other financial information have been restated to reflect the effect of the NFO pooling. Additionally, results of several other recent acquisitions, all of which have been accounted for as poolings of interests have been included in the restated financial statements. The following discussion relates to the combined results of the Company after giving effect to the pooled companies.

The Company reported net income of $315.2 million or $1.04 diluted earnings per share for the year ended December 31, 1999. Excluding the impact of restructuring and other merger related costs, which are described in a subsequent section of this discussion, net income would have been $366.7 million or $1.21 diluted earnings per share, compared to $333.6 million or $1.12 diluted earnings per share for the year ended December 31, 1998 and $220.2 million or $.77 diluted earnings per share for the year ended December 31, 1997.

The following table sets forth net income and earnings per share before and after the restructuring and other merger related costs:

(Dollars in thousands)
                                          1999            1998            1997
                                          ----            ----            ----

Net income as reported                $  315,243      $  333,593      $  220,211
Earnings per share

    Basic                             $     1.08      $     1.15      $      .79
    Diluted                           $     1.04      $     1.12      $      .77

Net income before restructuring
  and other merger related costs      $  366,680      $  333,593      $  220,211
Earnings per share

    Basic                             $     1.26      $     1.15      $      .79
    Diluted                           $     1.21      $     1.12      $      .77


Revenue
-------
Worldwide revenue for 1999 was $4.9 billion, an increase of $725 million or 17.4% over 1998. Domestic revenue, which represented 51% of worldwide revenue in 1999, increased $367 million or 17.4% over 1998. International revenue, which represented 49% of worldwide revenue in 1999, increased $358 million or 17.4% over 1998. International revenue would have increased 22% excluding the effect of the strengthening of the U.S. dollar against major currencies. The increase in worldwide revenue is a result of both growth from new business gains and growth from acquisitions. Exclusive of acquisitions, worldwide revenue on a constant dollar basis increased 9% over 1998.

Revenue from other specialized marketing services, which include media buying, market research, relationship (direct) marketing, public relations, sports and event marketing, healthcare marketing and e-business consulting and communications, comprised approximately 45% of total worldwide revenue in 1999, compared to 39% in 1998.

Worldwide revenue for 1998 was $4.2 billion, an increase of $585 million or 16.3% over 1997. Domestic revenue, which represented 51% of worldwide revenue, increased $283 million or 15.5% over 1997. International revenue increased $302 million or 17.2% over 1997. International revenue would have increased 23%
excluding the effect of the strengthening of the U.S. dollar against major currencies.

Operating Expenses
------------------
Worldwide operating expenses for 1999, excluding restructuring and other merger related costs, were $4.2 billion, an increase of 17.9% over 1998. Operating expenses outside the United States increased 16.7%, while domestic operating expenses increased 19.2%. These increases were commensurate with the increases in revenue. Worldwide operating expenses for 1998 were $3.6 billion, an increase of 13.6% over 1997, comprised of an 18.1% increase in international expenses and a 9.1% increase in domestic expenses.

Significant portions of the Company's expenses relate to employee compensation and various employee incentive and benefit programs, which are based primarily upon operating results. Salaries and related expenses were $2.7 billion in 1999 or 55.2% of revenue as compared to $2.3 billion in 1998 or 55.4% of revenue and $2.0 billion in 1997 or 56.0% of revenue. The year over year increase is a result of growth from acquisitions and new business gains.

In 1997, as part of its continuing cost containment efforts, the Company announced that it was curtailing its domestic pension plan effective April 1, 1998, and recorded pre-tax charges of approximately $16.7 million. The Company continues to sponsor a domestic defined contribution plan.

Office and general expenses were $1.5 billion in 1999, $1.3 billion in 1998, and $1.2 billion in 1997. The year over year increase is a result of the continued growth of the Company, which reflects in part an increase in the level of goodwill and other intangible asset amortization related to acquisitions.

In the fourth quarter of 1999, NFO recorded special charges of $22 million as a result of the difficult competitive environment due to client consolidation in the financial services industry. Approximately $16 million of the special charges related to the write-off of intangible assets which were deemed permanently impaired.

Income from Operations
----------------------
Income from operations for 1999 was $562 million. Excluding restructuring and other merger related costs, income from operations for 1999 was $646 million, an increase of $80 million or 14% over 1998. Amortization of intangible assets was $99 million for 1999 compared to $61 million for 1998. Exclusive of acquisitions, foreign exchange fluctuations and amortization of intangible assets, income from operations increased 16% for 1999 compared to 1998.

Income from operations for 1998 was $566 million compared to $379 million in 1997, an increase of 50%. The increase is a result of growth from acquisitions and new business gains.

Special Compensation Charges
----------------------------
During 1997, Hill, Holliday, Connors, Cosmopolous, Inc. ("Hill Holliday"), a company acquired in a pooling of interests transaction in the second quarter of 1998, recorded special compensation charges of approximately $32 million.

Restructuring and Other Merger Related Costs
--------------------------------------------
In October 1999, the Company announced the merger of two of its advertising networks. The networks affected, Lowe & Partners Worldwide and Ammirati Puris Lintas were combined to form a new agency network called Lowe Lintas & Partners Worldwide. The merger involves the consolidation of operations in Lowe Lintas agencies in approximately 24 cities in 22 countries around the world. Once complete, the newly merged agency network will have offices in over 80 countries around the world.

During the fourth quarter of 1999, the Company began execution of a comprehensive restructuring plan in connection with the merger. The plan includes headcount reductions, consolidation of real estate and the sale or disposition of certain investments, and is expected to be completed by June 30, 2000. The Company is pleased with the progress of the merger to date and expects the total costs to be in line with its original estimate.

The total pre-tax cost of the restructuring plan is expected to be between $170 and $190 million, ($100 to $115 million, net of tax). In the fourth quarter of 1999, the Company recognized pre-tax costs of $84.2 million ($51.4 million, net of tax or $.17 per diluted share), with the remainder expected to be recognized in the first two quarters of 2000.

A summary of the components of the total restructuring and other merger related costs, together with an analysis of the cash and non-cash elements, is as follows:

(Dollars in millions)

                                               1999            Cash    Non-Cash
                                              ---------------------------------
TOTAL BY TYPE
-------------
   Severance and termination costs            $44.9           $27.0       $17.9
   Fixed asset write-offs                      11.1              --        11.1
   Lease termination costs                      3.8             3.8          --
   Investment write-offs and other             24.4             1.1        23.3
                                              ---------------------------------
Total                                         $84.2           $31.9       $52.3
                                              =================================


The severance and termination costs recorded in 1999 relate to approximately 230 employees who have been terminated or notified that they will be terminated. The employee groups affected include executive and regional management, administrative, account management, creative and media production personnel, principally in the U.S. and U.K. The charge related to these individuals includes the cost of voluntary programs in certain locations and includes substantially all senior executives that will be terminated. As of December 31, 1999, the amount accrued related to severance and termination was approximately $42.6 million. During the fourth quarter of 1999, cash payments of $2.3 million were made.

The fixed assets write-off relates largely to the abandonment of leasehold improvements as part of the merger. The amount recognized in 1999 relates to fixed asset write-offs in 6 offices principally in the United States.

Lease termination costs relate to the offices vacated as part of the merger. The lease terminations are expected to be completed by mid-to-late 2000, with the cash portion to be paid out over a period of up to five years. As of December 31, 1999, the amount accrued related to these termination costs was $3.8 million.

The investment write-offs relate to the loss on sale or closing of certain business units. In 1999, $23 million has been recorded as a result of the decision to sell or abandon 4 European businesses. In the aggregate, the businesses being sold or abandoned represent an immaterial portion of the revenue and operations of Lowe Lintas & Partners. The write-off amount was computed based upon the difference between the estimated sales proceeds (if any) and the carrying value of the related assets. These sales or closures are expected to be completed by mid 2000.

The Company expects to benefit from the resulting reduction in employee related costs, compensation, benefits and space occupancy. These benefits will begin to be realized in the second half of 2000. It is anticipated that a significant portion of the savings will be offset by investments in creative talent, technology and other capabilities to support the acceleration of growth in the future. The Company anticipates that beginning 2001 its after-tax results of operations will benefit by between $20 to $25 million.

Interest Expense
----------------
Interest expense was $81 million in 1999, $64 million in 1998 and $60 million in 1997. The increase in 1999 was attributable to the issuance of the 1.87% Convertible Subordinated Notes due 2006, issued in June 1999, in addition to other borrowings to fund a portion of the acquisition of Infratest Burke Aktiengesellschaft Holdings, one of the top custom marketing research firms in Europe, in November 1998.

Other Income, Net
-----------------
Other income, net primarily consists of interest income, investment income and net gains from equity investments. Other income, net included gains from the Company's investments in various interactive based companies, including Nicholson NY, Inc., Lycos and USWEB in 1999, gains related to investments in USWEB, CKS Group, Inc. and Lycos in 1998, and gains on the sale of investments, including All American Communications, Inc. and CKS Group, Inc. in 1997. In the aggregate, annual net equity gains remained relatively constant during the three-year period.

Other Items
-----------
Income applicable to minority interests increased by $5.5 million in 1999 and by $3.7 million in 1998. The 1999 and 1998 increase was primarily due to the strong performance of companies that were not wholly owned, as well as the acquisition of additional such entities during 1999 and 1998.

The Company's effective income tax rate was 41.6% in 1999, 40.8% in 1998 and 45.3% in 1997. The higher rate in 1997 was largely attributable to the special compensation charges recorded by Hill Holliday.

Cash Based Earnings
-------------------
Management believes that cash based earnings are a relevant measure of financial performance as it better illustrates the Company's performance and ability to support growth. The Company defines cash based earnings as net income, adjusted to exclude amortization of intangible assets, net of tax where applicable. Cash based earnings are not calculated in the same manner by all companies and are intended to supplement, not replace, the other measures calculated in accordance with generally accepted accounting principles. Cash based earnings for the three years ending December 31, 1999, 1998, and 1997 were as follows:

(Amounts in thousands except per share data)

                                         1999           1998            1997
                                       ---------------------------------------
Net income as reported                 $315,243       $333,593        $220,211
Restructuring and other

  merger related costs, net of tax       51,437             --              --
                                       ---------------------------------------

Net income, as adjusted                 366,680        333,593         220,211
Add back amortization

  of intangible assets                   99,326         61,396          45,682
Less related tax effect                 (13,031)        (6,146)         (5,228)
                                       ---------------------------------------

Cash based earnings (as
  defined above)                       $452,975       $388,843        $260,665
                                       =======================================

Per share amounts (diluted)               $1.49          $1.30            $.90


LIQUIDITY AND CAPITAL RESOURCES

The Company's financial position remained strong during 1999, with cash and cash equivalents at December 31, 1999, of $1.0 billion, an increase of $225.6 million over the 1998 year-end balance. Working capital at December 31, 1999, was $170.9 million, which was $70.6 million higher than the level at the end of 1998. The increase in working capital was largely attributable to proceeds of approximately $300 million from the 1.87% Convertible Subordinated Notes due 2006 issued in June, 1999.

Historically, cash flow from operations has been the primary source of working capital and management believes that it will continue to be so in the future. Net cash provided by operating activities was $592 million, $527 million and $283 million for the years ended December 31, 1999, 1998, and 1997, respectively. The Company's working capital is used primarily to provide for the operating needs of its subsidiaries, which includes payments for space or time purchased from various media on behalf of clients. The Company's practice is to bill and collect from its clients in sufficient time to pay the amounts due for media on a timely basis. Other uses of working capital include the repurchase of the Company's common stock, payment of cash dividends, capital expenditures and acquisitions.

The Company acquires shares of its stock on an ongoing basis. During 1999, the Company purchased approximately 6.5 million shares of its common stock, compared to 4.9 million shares in 1998. The Company repurchases its stock for the purpose of fulfilling its obligations under various compensation plans.

The Company, excluding pooled entities, paid $90.4 million ($.33 per share) in dividends to stockholders in 1999, as compared to $76.9 million ($.29 per share) paid during 1998.

The Company's capital expenditures in 1999 were $177.1 million compared to $156.4 million in 1998 and $122.4 million in 1997. The primary purposes of these expenditures were to upgrade computer and telecommunications systems to better serve clients and to modernize offices.

During 1999, the Company paid approximately $559 million in cash and stock for new acquisitions, including a number of marketing communications companies to complement its existing agency systems and to optimally position itself in the ever-broadening communications marketplace. This amount includes the value of stock issued for pooled companies.

The Company and its subsidiaries maintain credit facilities in the United States and in countries where they conduct business to manage their future liquidity requirements. The Company's available short-term credit facilities were $510 million, of which $80 million were utilized at December 31, 1999, and $576 million, of which $118 million were utilized at December 31, 1998.

Return on average stockholders' equity was 19.7% in 1999 and 25.7% in 1998. Excluding restructuring and other merger related costs, return on average stockholders' equity was 22.6% in 1999. The decline in 1999 was primarily attributable to a $159 million increase in net unrealized holding gains on equity investments, which are included in stockholders' equity.

As discussed in Note 12, revenue from international operations was 49% of total revenue in 1999, 1998 and 1997. The Company continuously evaluates and attempts to mitigate its exposure to foreign exchange, economic and political risks. The notional value and fair value of all outstanding forwards and options contracts at the end of the year were not significant. In addition, the economic developments in Brazil, which did not have a significant negative impact on the Company, were partially offset by the favorable impact due to the economic recovery in Japan.

The Company is not aware of any significant occurrences that could negatively impact its liquidity. However, should such a trend develop, the Company believes that there are sufficient funds available under its existing lines of credit and from internal cash-generating capabilities to meet future needs.

OTHER MATTERS
Internet-Services Companies
---------------------------
During 1999, the Company expanded its investment in internet-service and related companies. In December 1999, the Company announced the establishment of Zentropy Partners, a new global internet-services company that integrates the building and marketing of digital businesses. At its formation, Zentropy Partners had annualized revenue exceeding $50 million and was positioned to serve clients out of 11 offices in Europe and North America.

In April 1999, the Company invested $20 million for a minority interest in Icon Medialab International AB ("Icon"), a Swedish based internet consultancy. Later in the year, the Company increased its investment in Icon through the contribution of other investments and through additional cash purchases. At December 31, 1999, the fair market value of the Company's investment in Icon was $322 million.

On October 19, 1999, NFO announced the formation of InsightExpress, LLC, a new Internet company formed to provide real-time consumer input to the desktops of decision-makers in companies of all sizes worldwide. InsightExpress is a fully automated web-enabled survey system that will allow its customers to test new ideas, screen new concepts, gauge customer satisfaction, survey employees, test advertising, and gather insight into the needs, attitudes, and behaviors of consumers. InsightExpress is designed to provide these capabilities at a fraction of the time and the cost of existing market research methods while leveraging the worldwide client experience and panel expertise of NFO. To fund its development and growth, InsightExpress has raised a total of $25 million in new venture capital from General Atlantic Partners and Engage Technologies.

In addition to the above, the Company maintains internet-service and related divisions at several of its major operating divisions and has made strategic investments in fourteen companies whose objectives revolve around consulting on the use of technology to benefit customers.

Year 2000 Issue
---------------
Pursuant to the Year 2000 issue, the Company had developed programs to address the possible exposures related to the impact of computer systems incorrectly recognizing the year 2000 or "00" as 1900. As a result of implementation of its programs, the Company did not experience any significant Year 2000 disruptions during the transition from 1999 to 2000, and since entering 2000, the Company has not experienced any significant Year 2000 disruptions to its business. In addition, the Company is not aware of any significant disruptions impacting its customers or suppliers. The Company will continue to monitor its computer systems over the next several months. However, the Company does not anticipate any significant impact related to Year 2000 problems that may affect its internal computer systems. The Company will also continue to monitor the activities of its business partners and critical suppliers and has developed contingency plans should business partners or critical suppliers experience any Year 2000 disruptions in the coming months.

Costs incurred to achieve Year 2000 readiness, which included modification to existing systems, replacement of non-compliant systems and consulting resources totaled $73 million. A total of $47 million was capitalized (related primarily to hardware and software that provided both Year 2000 readiness and increased the functionality of certain systems), and $26 million was expensed.

Cautionary Statement
--------------------
Statements by the Company in this document are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

New Accounting Guidance
-----------------------
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which had an initial adoption date by the Company of January 1, 2000. In June 1999, the FASB postponed the adoption date of SFAS 133 until January 1, 2001. The Company does not believe the effect of adopting SFAS 133 will be material to its financial condition or results of operations.

Conversion to the Euro
----------------------
On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (the "Euro"). The Company conducts business in member countries. The transition period for the introduction of the Euro will be between January 1, 1999, and June 30, 2002. The Company is addressing the issues involved with the introduction of the Euro. The major important issues facing the Company include: converting information technology systems; reassessing currency risk; negotiating and amending contracts; and processing tax and accounting records.

Based upon progress to date, the Company believes that use of the Euro will not have a significant impact on the manner in which it conducts its business affairs and processes its business and accounting records. Accordingly, conversion to the Euro has not, and is not expected to have a material effect on the Company's financial condition or results of operations.

                        REPORT OF INDEPENDENT ACCOUNTANTS

                                                     1301 Avenue of the Americas
                                                        New York, New York 10019


To the Board of Directors and Stockholders of The Interpublic Group of Companies, Inc.

In our opinion, based upon our audits and the reports of the other auditors, the accompanying supplemental consolidated balance sheets and the related
supplemental   consolidated   statements  of  income,  of  cash  flows,  and  of
stockholders' equity and comprehensive income present fairly, in all material respects, the financial position of The Interpublic Group of Companies, Inc. and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of International Public Relations plc ("IPR"), a wholly-owned subsidiary, which statements reflect revenues constituting approximately 6% of the related 1997 supplemental consolidated financial statement total. We did not audit the financial statements of Hill, Holliday, Connors, Cosmopulos, Inc. ("Hill Holiday"), a wholly-owned subsidiary which statements reflect total net loss constituting approximately 15% of the related 1997 supplemental consolidated financial statement total. Additionally, we did not audit the financial statements of NFO Worldwide, Inc. ("NFO"), a wholly-owned subsidiary, which statements reflect total assets constituting approximately 5% of the related 1999 supplemental consolidated financial statements total. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for IPR, Hill Holiday and NFO, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

As described in Note 15, to the Supplemental Consolidated Financial Statements on April 20, 2000, the Company merged with NFO, Inc. in a transaction accounted for as a pooling of interests. The accompanying Supplementary Consolidated Financial Statements give retroactive effect of the merger of the Company with NFO as well as other entities pooled during 1999 and 2000. Accounting principles generally accepted in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

PricewaterhouseCoopers LLP
New York, New York

February 22, 2000, except for Note 15
which is as of July 13, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of NFO Worldwide, Inc.:

We have audited the consolidated balance sheets of NFO Worldwide, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements (not presented separately herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 financial statements of The MBL Group plc, included in the consolidated financial statements of NFO Worldwide, Inc., which statements reflect total revenues of 26 percent of the related 1997 consolidated total, after adjustment to reflect translation into U.S. dollars and accounting principles generally accepted in the United States. The financial statements of The MBL Group plc, prior to those adjustments, were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for The MBL Group plc, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NFO Worldwide, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The schedule referred to in Item 14 (not presented separately herein) is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and, in our opinion, based on our audit and the report of other auditors, fairly states in all material respects the financial data required to be set forth therein in relation to the consolidated financial statements taken as a whole.

Arthur Andersen LLP
New York, New York,

February 25, 2000

         REPORT OF THE AUDITORS TO THE SHAREHOLDERS OF THE MBL GROUP plc

We have audited the financial statements of The MBL Group plc for the year ended December 31, 1997, which have been prepared under the historical cost convention and in accordance with generally accepted accounting principles applicable in the United Kingdom.

Respective Responsibilities of Directors and Auditors

The Company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of Opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board which are substantially the same as those followed in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion, the financial statements give a true and fair view of the group's profit and cash flows for the year ended December 31, 1997, and have been properly prepared in accordance with generally accepted accounting principles in the United Kingdom.

Soteriou Banerji
Registered Auditors and Chartered Accountants
253 Gray's Inn Road
London, WC1X 8QT

Date February 23, 1998

REPORT OF INDEPENDENT AUDITORS TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF INTERNATIONAL PUBLIC RELATIONS PLC

We have audited the consolidated statements of income, shareholders' equity and cash flows of International Public Relations plc and subsidiaries for the fourteen-month period ended 31 December 1997, all expressed in pounds sterling. These financial statements, which are not separately presented herein, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United Kingdom auditing standards, which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and the consolidated cash flows of International Public Relations plc and subsidiaries for the fourteen-month period ended 31 December 1997 in conformity with United States generally accepted accounting principles.

Ernst & Young
London
3 February 1999

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

Hill, Holliday, Connors, Cosmopulos, Inc.

We have audited the consolidated statements of operations, stockholders' equity (deficit) and cash flows of Hill, Holliday, Connors, Cosmopulos, Inc. and Subsidiaries (the Company) for the twelve months ended December 31, 1997, not separately presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Hill, Holliday, Connors, Cosmopulos, Inc. and Subsidiaries for the twelve-month period ended December 31, 1997 in conformity with generally accepted accounting principles.

Ernst & Young LLP
Boston, Massachusetts
March 13, 1998

                              FINANCIAL STATEMENTS
          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                   DECEMBER 31
                  (Dollars in Thousands Except Per Share Data)


ASSETS                                                1999            1998
                                                   --------------------------

CURRENT ASSETS:
Cash and cash equivalents (includes
  certificates of deposit: 1999-$150,343;
  1998-$152,064)                                   $1,006,011      $  780,429
Marketable securities                                  36,765          31,733
Receivables (net of allowance for doubtful
  accounts:  1999-$60,505; 1998-$54,060)            4,401,704       3,628,137
Expenditures billable to clients                      332,833         299,134
Prepaid expenses and other current assets             146,019         154,596
                                                   --------------------------

   Total current assets                             5,923,332       4,894,029
                                                   --------------------------

OTHER ASSETS:
Investment in unconsolidated affiliates                61,987          62,244
Deferred taxes on income                                   --          91,424
Other investments and miscellaneous assets            718,939         361,980
                                                   --------------------------

   Total other assets                                 780,926         515,648
                                                   --------------------------

FIXED ASSETS, AT COST:
Land and buildings                                    164,678         117,105
Furniture and equipment                               777,368         736,822
                                                   --------------------------
                                                      942,046         853,927
Less: accumulated depreciation                        504,371         437,026
                                                   --------------------------
                                                      437,675         416,901
Unamortized leasehold improvements                    145,071         117,785
                                                   --------------------------

   Total fixed assets                                 582,746         534,686
                                                   --------------------------

Intangible assets (net of accumulated
 amortization: 1999-$607,417; 1998-$525,792)        1,879,600       1,520,445
                                                   --------------------------


TOTAL ASSETS                                       $9,166,604      $7,464,808
                                                   ==========================

                              FINANCIAL STATEMENTS
          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                   DECEMBER 31
                  (Dollars in Thousands Except Per Share Data)

LIABILITIES AND STOCKHOLDERS' EQUITY                      1999             1998
                                                          ----             ----
CURRENT LIABILITIES:
Payable to banks                                    $  262,397       $  214,955
Accounts payable                                     4,568,343        3,651,307
Accrued expenses                                       761,210          709,086
Accrued income taxes                                   160,484          218,381
                                                    ---------------------------
Total current liabilities                            5,752,434        4,793,729
                                                    ---------------------------
NONCURRENT LIABILITIES:
Long-term debt                                         524,183          498,184
Convertible subordinated debentures
  and notes                                            518,490          207,927
Deferred compensation and reserve
  for termination allowances                           344,999          321,834
Deferred taxes on income                                44,744               --
Accrued postretirement benefits                         50,226           49,919
Other noncurrent liabilities                            87,548          101,097
Minority interests in consolidated
  subsidiaries                                          81,612           59,246
                                                    ---------------------------
Total noncurrent liabilities                         1,651,802        1,238,207
                                                    ---------------------------
STOCKHOLDERS' EQUITY:
Preferred Stock, no par value
  shares authorized:  20,000,000
  shares issued:  none

Common Stock, $.10 par value
  shares authorized:  550,000,000
  shares issued:
    1999 - 309,996,727;
    1998 - 304,028,927                                  31,000           30,403
Additional paid-in capital                             784,646          574,994
Retained earnings                                    1,389,971        1,169,070
Accumulated other comprehensive
  loss, net of tax                                     (76,695)        (160,970)
                                                     --------------------------
                                                     2,128,922        1,613,497
Less:
Treasury stock, at cost:
1999 - 8,909,904 shares;
1998 - 6,411,028 shares                                289,519          109,277
Unamortized expense of restricted stock grants          77,035           71,348
                                                     --------------------------
Total stockholders' equity                           1,762,368        1,432,872
                                                     --------------------------
Commitments and contingencies

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $9,166,604       $7,464,808
                                                    ===========================

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See note 15).

All share data for 1998 has been adjusted to reflect the two-for-one stock split effective July 15, 1999.

The accompanying notes are an integral part of these financial statements.

                              FINANCIAL STATEMENTS
          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                  SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                             YEAR ENDED DECEMBER 31
                  (Amounts in Thousands Except Per Share Data)

                                             1999           1998           1997
                                      -----------------------------------------

Revenue                               $ 4,892,912    $ 4,167,788    $ 3,582,601

Salaries and related expenses           2,698,214      2,310,001      2,006,860
Office and general expenses             1,548,500      1,291,795      1,164,920
Special compensation charges                   --             --         32,229
Restructuring and other merger
   related costs                           84,183             --             --
                                      -----------------------------------------
Total operating expenses                4,330,897      3,601,796      3,204,009
                                      -----------------------------------------

Income from operations                    562,015        565,992        378,592

Interest expense                          (81,241)       (64,137)       (59,651)
Other income, net                         102,741         98,031        116,882
                                      -----------------------------------------

Income before provision

  for income taxes                        583,515        599,886        435,823

Provision for income taxes                242,726        244,981        197,219
                                      -----------------------------------------

Income of consolidated companies          340,789        354,905        238,604

Income applicable to

  minority interests                      (33,991)       (28,503)       (24,759)
Equity in net income of
  unconsolidated affiliates                 8,445          7,191          6,366
                                      -----------------------------------------
Net Income                            $   315,243    $   333,593    $   220,211
                                      -----------------------------------------

Per Share Data:
  Basic EPS                           $      1.08    $      1.15    $       .79
  Diluted EPS                         $      1.04    $      1.12    $       .77

Weighted average shares:
  Basic                                   292,067        288,831        277,871
  Diluted                                 302,914        299,214        295,677


All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note 15).

All share data for 1998 and 1997 has been adjusted to reflect the two-for-one stock split effective July 15, 1999.

The accompanying notes are an integral part of these financial statements.

                              FINANCIAL STATEMENTS
          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                             YEAR ENDED DECEMBER 31
                             (Dollars in Thousands)
                                                        1999         1998         1997
                                                    -------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                          $  315,243    $ 333,593    $ 220,211
Adjustments to reconcile net income to
   cash provided by operating activities:
Depreciation and amortization of fixed assets          125,432      109,109       88,300
Amortization of intangible assets                       99,326       61,396       45,682
Amortization of restricted stock awards                 25,926       20,272       16,222
Stock bonus plans/ESOP                                      --           --        1,389
Provision for (benefit of) deferred income taxes         9,316      (11,972)       7,432
Noncash pension plan charges                                --           --       16,700
Equity in net income of unconsolidated affiliates       (8,445)      (7,191)      (6,366)
Income applicable to minority interests                 33,991       28,503       24,759
Translation losses/(gains)                                 690        1,034         (319)
Special compensation charges                                --           --       31,553
Net gain on investments                                (43,390)     (40,465)     (44,626)
Restructuring costs, non-cash                           52,264           --           --
Other                                                   (5,152)      11,404      (10,452)
Change in assets and liabilities,
   net of acquisitions:
Receivables                                           (812,923)    (252,001)    (348,730)
Expenditures billable to clients                       (24,413)     (31,199)     (51,247)
Prepaid expenses and other assets                     (118,673)     (42,109)     (27,623)
Accounts payable and accrued expenses                  986,713      305,685      301,423
Accrued income taxes                                   (64,423)      26,870          435
Deferred compensation and reserve for
   termination allowances                               20,496       14,537       18,571
                                                    ------------------------------------
Net cash provided by operating activities              591,978      527,466      283,314
                                                    ------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net                                     (248,406)    (255,995)    (110,317)
Capital expenditures                                  (177,084)    (156,426)    (122,443)
Proceeds from sales of assets                           72,538       28,326      114,494
Net (purchases of) proceeds from
   marketable securities                                (9,114)       3,934          324
Investment in unconsolidated affiliates                (10,531)     (16,725)      (9,191)
                                                    -------------------------------------
Net cash used in investing activities                 (372,597)    (396,886)    (127,133)
                                                    -------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in short-term borrowings                       47,592       15,304       31,188
Proceeds from long-term debt                           400,152      220,494      280,801
Payments of long-term debt                             (70,037)     (96,968)     (36,161)
Proceeds from ESOP                                          --        7,420           --
Treasury stock acquired                               (300,524)    (164,928)    (144,094)
Issuance of common stock                                66,130       35,239       38,664
Cash dividends - Interpublic                           (90,424)     (76,894)     (61,242)
Cash dividends - pooled companies                       (3,137)      (8,036)     (16,516)
                                                    ------------------------------------
Net cash provided by (used in) financing activities     49,752      (68,369)      92,640
                                                    ------------------------------------
Effect of exchange rates on
  cash and cash equivalents                            (43,551)      10,998      (43,279)
                                                    ------------------------------------
Increase in cash and cash equivalents                  225,582       73,209      205,542
Cash and cash equivalents at beginning of year         780,429      707,220      501,678
                                                     -----------------------------------
Cash and cash equivalents at end of year            $1,006,011    $ 780,429    $ 707,220
                                                    ====================================

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note 15).

The accompanying notes are an integral part of these financial statements.

                                                              FINANCIAL STATEMENTS
                                         THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                              SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                               FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1999
                                                             (Dollars in Thousands)
                                                                  Accumulated                 Unamortized
                              Common    Additional                      Other                     Expense   Unearned
                               Stock       Paid-In   Retained   Comprehensive  Treasury     of Restricted       ESOP
                    (par value $.10)       Capital   Earnings   Income (loss)     Stock      Stock Grants       Plan       Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1998    $30,403  $574,994     $1,169,070   $(160,970)     $(109,277)    $(71,348)      $     --   $1,432,872
 Comprehensive income:
 Net income                                          $  315,243                                                          $  315,243
 Adjustment for minimum pension
   liability                                                         18,596                                                  18,596
Change in market value of
   securities available-for-sale                                    158,607                                                 158,607
 Foreign currency translation

   adjustment                                                       (92,928)                                                (92,928)
-----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                                 $399,518
Cash dividends - IPG                                    (90,424)                                                            (90,424)
Cash dividends - pooled companies                        (3,137)                                                             (3,137)
Equity adjustments - pooled companies                      (594)                                                               (594)
Awards of stock under
  Company plans:
 Achievement stock and

   incentive awards                          198                                       333                                      531
 Restricted stock,
   net of forfeitures               66    36,902                                    (7,927)      (5,687)                     23,354
Employee stock purchases            40    19,068                                                                             19,108
Exercise of stock options,
  including tax benefit            276    81,539                                                                             81,815
Purchase of Company's own stock                                                   (300,524)                                (300,524)
Issuance of shares
  for acquisitions                        63,447                                   127,876                                  191,323
Par value of shares issued
  for two-for-one stock split      187                     (187)                                                                 --
Other issuances                     28     8,498                                                                              8,526
------------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1999    $31,000  $784,646     $1,389,971   $ (76,695)     $(289,519)    $(77,035)      $     --   $1,762,368
-----------------------------------------------------------------------------------------------------------------------------------

                                                              FINANCIAL STATEMENTS
                                         THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                              SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                               FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1999
                                                             (Dollars in Thousands)
                                                                  Accumulated                 Unamortized
                              Common    Additional                      Other                     Expense   Unearned
                               Stock       Paid-In   Retained   Comprehensive  Treasury     of Restricted       ESOP
                    (par value $.10)       Capital   Earnings   Income (loss)     Stock      Stock Grants       Plan       Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1997    $29,972  $432,619     $920,622   $(159,064)      $      --    $(56,634)      $(7,420)     $1,160,095
Comprehensive income:
 Net income                                          $333,593                                                            $  333,593
 Adjustment for minimum pension
   liability                                                      (24,013)                                                  (24,013)
 Change in market value of
   securities available-for-sale                                   (2,576)                                                   (2,576)
 Foreign currency translation

   adjustment                                                      24,683                                                    24,683
-----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                               $  331,687
Cash dividends - IPG                                  (76,894)                                                              (76,894)
Cash dividends - pooled companies                      (8,036)                                                               (8,036)
Awards of stock under
 Company plans:
 Achievement stock and

   incentive awards                          274                                      110                                       384
 Restricted stock,
   net of forfeitures               63    36,619                                   (2,406)    (14,714)                       19,562
Employee stock purchases            26    13,325                                                                             13,351
Exercise of stock options,
  including tax benefit            123    42,518                                                                             42,641
Purchase of Company's own stock                                                  (164,928)                                 (164,928)
Issuance of shares
  for acquisitions                        36,714                                   57,947                                    94,661
Conversion of convertible

   debentures                        3     1,002                                                                              1,005
Payments from ESOP                                                                                            7,420           7,420
Par value of shares issued
  for two-for-one stock split      215                   (215)                                                                   --
Other issuances                      1    11,923                                                                             11,924
------------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1998    $30,403 $ 574,994   $1,169,070   $(160,970)      $(109,277)   $(71,348)      $    --      $1,432,872
-----------------------------------------------------------------------------------------------------------------------------------

                                                              FINANCIAL STATEMENTS
                                         THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                              SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                               FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1999
                                                             (Dollars in Thousands)
                                                                  Accumulated                 Unamortized
                              Common    Additional                      Other                     Expense   Unearned
                               Stock       Paid-In   Retained   Comprehensive  Treasury     of Restricted       ESOP
                    (par value $.10)       Capital   Earnings   Income (loss)     Stock      Stock Grants       Plan       Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1996    $14,909  $273,537     $792,527   $ (93,572)      $      --    $(47,350)      $(7,800)     $  932,251
Comprehensive income:
 Net income                                          $220,211                                                            $  220,211
 Adjustment for minimum pension
   liability                                                           72                                                        72
 Change in market value of
   securities available-for-sale                                   12,465                                                    12,465
 Foreign currency translation

   adjustment                                                     (78,029)                                                  (78,029)
-----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                                                 $154,719
Cash dividends - IPG                                  (61,242)                                                              (61,242)
Cash dividends - pooled companies                     (16,516)                                                              (16,516)
Awards of stock under
 Company plans:
 Achievement stock and

   incentive awards                          787                                      175                                       962
 Restricted stock,
   net of forfeitures               53    27,821                                   (3,664)     (9,284)                       14,926
Employee stock purchases            23     9,684                                                                              9,707
Exercise of stock options,
  including tax benefit            126    40,855                                                                             40,981
Purchase of Company's own stock                                                  (144,094)                                 (144,094)
Issuance of shares
  for acquisitions                       (72,129)                                 147,583                                    75,454
Conversion of convertible

  debentures                       443   118,357                                                                            118,800
Par value of shares issued
  for three-for-two stock split     59                                                                                           59
Payments from ESOP                                                                                              380             380
Special compensation charges              27,324                                                                             27,324
Deferred stock bonus charges              (4,876)                                                                            (4,876)
Par value of shares issued for
  two-for-one stock split       14,358                (14,358)                                                                   --
Other issuances                      1    11,259                                                                             11,260
------------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1997    $29,972  $432,619     $920,622   $(159,064)      $      --    $(56,634)      $(7,420)     $1,160,095
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note 15).

All share data for 1999, 1998 and 1997 has been adjusted to reflect the two-for-one stock split effective July 15, 1999.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
The Company is a worldwide provider of advertising agency and related services. The Company conducts business through the following subsidiaries:
McCann-Erickson WorldGroup, The Lowe Group, DraftWorldwide, Initiative Media Worldwide, International Public Relations, Octagon, Zentropy Partners, NFO Worldwide, Allied Communications Group, and other related companies. The Company also has arrangements through association with local agencies in various parts of the world. Other specialized marketing services conducted by the Company include media buying, market research, relationship (direct) marketing, public relations, sports and event marketing, healthcare marketing and e-business consulting and communications.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries, most of which are wholly owned. The Company also has certain investments in unconsolidated affiliates that are carried on the equity basis.

The Company's consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of the 2000 pooled entities in addition to all prior pooled entities.

The accompanying income statements have been prepared in a format different than that used in the originally filed Form 10-K for the three years ended December 31, 1999. The changes made principally relate to the introduction of a new line item - "Income from operations". Amounts previously included in "Other income, net" as part of "Gross Income" are now included elsewhere in the Consolidated Statement of Income.

Short-term and Long-term Investments
The Company's investments in marketable and equity securities are categorized as available-for-sale securities, as defined by Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities". Unrealized holding gains and losses are reflected as a net amount within stockholders' equity until realized. The cost of securities sold is based on the average cost of securities when computing realized gains and losses.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currencies
Balance sheet accounts are translated principally at rates of exchange prevailing at the end of the year except for fixed assets and related depreciation in countries with highly inflationary economies which are translated at rates in effect on dates of acquisition. Revenue and expense accounts are translated at average rates of exchange in effect during each year. Translation adjustments are included within stockholders' equity except for countries with highly inflationary economies, in which case they are included in current operations.

Revenues and Agency Costs
Revenues are generally recognized when media placements appear and production costs are incurred. Salaries and other agency costs are generally expensed as incurred.

Depreciation and Amortization
Depreciation is computed principally using the straight-line method over estimated useful lives of the related assets, ranging generally from 3 to 20 years for furniture and equipment and from 10 to 45 years for various component parts of buildings.

Leasehold improvements and rights are amortized over the terms of related leases. Company policy provides for the capitalization of all major expenditures for renewal and improvements and for current charges to income for repairs and maintenance.

Long-lived Assets
The excess of purchase price over the fair value of net tangible assets acquired is amortized on a straight-line basis over periods not exceeding 40 years. Customer lists are amortized on a straight-line basis over the expected useful life of the customer lists (generally 5 to 46 years).

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate that the net book value of an operation may not be recoverable. If the sum of projected future undiscounted cash flows of an operation is less than its carrying value, an impairment loss is recognized. The impairment loss is measured by the excess of the carrying value over fair value based on estimated discounted future cash flows or other valuation measures.

During 1999, the Company recorded a pre-tax charge of $16 million related to the write-off of goodwill and customer lists within NFO's North American financial services division. Undiscounted and discounted cash flow analyses were performed, resulting in the determination by management that the intangible assets within this division were deemed to be permanently impaired.

Income Taxes
Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes.

Earnings per Common and Common Equivalent Share
The Company applies the principles of Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share". Basic earnings per share is based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share also includes common equivalent shares applicable to grants under the stock incentive and stock option plans and the assumed conversion of convertible subordinated debentures and notes, if they are determined to be dilutive.

Treasury Stock
Treasury stock is acquired at market value and is recorded at cost. Issuances are accounted for on a first-in, first-out basis.

Concentrations of Credit Risk
The Company's clients are in various businesses, located primarily in North America, Latin America, Europe and the Asia Pacific Region. The Company performs ongoing credit evaluations of its clients. Reserves for credit losses are maintained at levels considered adequate by management. The Company invests its excess cash in deposits with major banks and in money market securities. These securities typically mature within 90 days and bear minimal risk.

Segment Reporting
The Company provides advertising and many other closely related specialized marketing services. All of these services fall within one reportable segment as defined in Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information."

Accounting for Derivative Instruments and Hedging Activities
In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which had an initial adoption date by the Company of January 1, 2000. In June 1999, the FASB postponed the adoption date of SFAS 133 until January 1, 2001. SFAS 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and later recognized in earnings at the same time as the related hedged transactions. The impact of SFAS 133 on the Company's financial statements will depend on a variety of factors, including the future level of forecasted and actual foreign currency transactions, the extent of the Company's hedging activities, the type of hedging instruments used and the effectiveness of such instruments. However, the Company does not believe the effect of adopting SFAS 133 will be material to its financial condition or results of operations.

Reclassifications
Certain amounts for prior years have been reclassified to conform to current year presentation.




NOTE 2:  STOCKHOLDERS' EQUITY
On July 15, 1999, the stockholders approved a two-for-one stock split, effected in the form of a payment of a 100 percent stock dividend to stockholders of record on June 29, 1999. The number of shares of common stock reserved for issuance pursuant to various plans under which stock is issued was increased by 100 percent. The two-for-one stock split has been reflected retroactively in the consolidated financial statements and all per share data, shares, and market prices of the Company's common stock included in the consolidated financial statements and notes thereto have been adjusted to give effect to the stock split.

Comprehensive Income
Accumulated other comprehensive income (loss) amounts are reflected net of tax in the consolidated financial statements as follows:

(Dollars in thousands)
                                                                        Total
                                                                     Accumulated
                                Foreign     Unrealized   Minimum        Other
                               Currency      Holding     Pension   Comprehensive
                               Translation    Gains/    Liability      Income/
                               Adjustment    (Losses)   Adjustment     (Loss)
                               -------------------------------------------------

Balances, December 31, 1996     $ (80,270)    $     --    $(13,302)   $ (93,572)
Current-period change             (78,029)      12,465          72      (65,492)
                                -----------------------------------------------

Balances, December 31, 1997     $(158,299)    $ 12,465    $(13,230)   $(159,064)
Current-period change              24,683       (2,576)    (24,013)      (1,906)
                                -----------------------------------------------

Balances, December 31, 1998     $(133,616)    $  9,889    $(37,243)   $(160,970)
Current-period change             (92,928)     158,607      18,596       84,275
                                -----------------------------------------------

Balances, December 31, 1999     $(226,544)    $168,496    $(18,647)   $ (76,695)
                                ===============================================


The foreign currency translation adjustments are not tax-effected. See Note 13 for additional discussion of unrealized holding gains on investments.




NOTE 3:  EARNINGS PER SHARE

In accordance with SFAS 128, the following is a reconciliation of the components of the basic and diluted EPS computations for income available to common stockholders for the year ended December 31:

(Dollars in Thousands Except Per Share Data)

                                            1999                                1998                             1997
                               -----------------------------------------------------------------------------------------------------
                                                        Per                                  Per                              Per
                                                        Share                                Share                            Share
                               Income      Shares       Amount      Income     Shares        Amount   Income     Shares       Amount
                               -----------------------------------------------------------------------------------------------------

BASIC EPS
Income available
 to common stockholders        $315,243    292,066,936  $1.08       $333,593  288,830,671    $1.15    $220,211   277,870,558  $.79

Effect of Dilutive Securities:
 Options                                     7,310,525                          6,923,813                          6,508,296
 Restricted stock                   631      3,536,805                   541    3,453,838                  447     3,277,294
 3 3/4% Convertible
    subordinated debentures          --             --                    --        5,320                5,929     8,020,582

DILUTED EPS                    $315,874    302,914,266  $1.04       $334,134  299,213,642    $1.12    $226,587   295,676,730  $.77
                               -----------------------------------------------------------------------------------------------------

The computation of diluted EPS for 1999, 1998, and 1997 excludes the assumed conversion of the 1.80% Convertible Subordinated Notes and the 1999 computation also excludes the 1.87% Convertible Subordinated Notes (See Note 10) because they were antidilutive. In the fourth quarter of 1997, the Company redeemed substantially all its 3 3/4% Convertible Subordinated Debentures due 2002.

All data for 1999, 1998, and 1997 has been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note
15).

All share data for 1998 and 1997 has been adjusted to reflect the two-for-one stock split effective July 15, 1999.




NOTE 4: ACQUISITIONS
The Company acquired a number of advertising and communications companies during the three-year period ended December 31, 1999. The aggregate purchase price, including cash and stock payments for new acquisitions (including pooled entities), was $559 million, $820 million and $378 million in 1999, 1998 and 1997, respectively. The aggregate purchase price for new acquisitions accounted for as purchases and equity investments was $293 million, $405 million, and $144 million in 1999, 1998, and 1997, respectively.

1999
In 1999, the Company paid $189 million in cash and issued 8,393,893 shares of its common stock to acquire 56 companies. Of the acquisitions, 52 were accounted for under the purchase method of accounting and 4 were accounted for under the pooling of interests method. The Company also recorded a liability for acquisition related deferred payments of $28 million, for cases where contingencies related to acquisitions have been resolved.

For those entities accounted for as purchase transactions, the purchase price of the acquisitions has been allocated to assets acquired and liabilities assumed based on estimated fair values. The results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates which occurred throughout the year. The companies acquired in transactions accounted for as purchases included The Cassidy Companies, Inc., Spedic France S.A., Mullen Advertising, Inc., and PDP Promotions UK Ltd. None of the acquisitions was significant on an individual basis.

In connection with the 1999 purchase transactions, goodwill of approximately $254 million was recorded. The purchase price allocations made in 1999 are preliminary and subject to adjustment. Goodwill related to the acquisitions is being amortized on a straight-line basis over their estimated useful lives.

On December 1, 1999, the Company acquired Brands Hatch Leisure Plc. for 5,158,122 shares of stock. The acquisition has been accounted for as a pooling of interests. Additionally, during 1999 the Company issued 641,596 shares to acquire 3 other companies which have been accounted for as poolings of interests.

The following unaudited pro forma data summarize the results of operations for the periods indicated as if the 1999 purchase acquisitions had been completed as of January 1, 1998. The pro forma data give effect to actual operating results prior to the acquisition, adjusted to include the estimated pro forma effect of interest expense, amortization of intangibles and income taxes. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of the beginning of the periods presented or that may be obtained in the future.

For the year ended December 31, 1999

(Amounts in thousands except per share data)

                                    Pre-        Pro forma IPG
                                 acquisition      with 1999
                     IPG           results      acquisitions
                (as reported)    (unaudited)     (unaudited)
                -------------    -----------     -----------
Revenues          $4,892,912      $104,529       $4,997,441
Net income           315,243         7,101          322,344

Earnings per share:

     Basic              1.08                           1.10
     Diluted            1.04                           1.06


Net income amounts shown in the table above include restructuring and other merger related costs of $51.4 million, net of tax.

For the year ended December 31, 1998

(Amounts in thousands except per share data)

                                  Results      Pro forma IPG
                                  of 1999         with 1999
                     IPG        acquisitions    acquisitions
                (as reported)    (unaudited)     (unaudited)
                -------------    -----------     -----------
Revenues         $4,167,788       $446,833       $4,614,621
Net income          333,593         15,819          349,412

Earnings per share:

     Basic             1.15                            1.20
     Diluted           1.12                            1.17


1998
In 1998, 14,956,534 shares of the Company's common stock were issued for acquisitions accounted for as poolings of interests. The companies pooled and the respective shares of the Company's common stock issued were: International Public Relations Plc. - 5,280,346 shares, Hill Holliday - 4,124,868 shares, The Jack Morton Company - 4,271,992 shares, Carmichael Lynch, Inc. - 973,808 shares and KBA Marketing - 305,520 shares.

In 1998, the Company paid $282 million in cash and issued 2,718,504 shares of its common stock to acquire 77 companies, all of which have been accounted for as purchases. These acquisitions included Gillespie, Ryan McGinn, CSI, Flammini,

Gingko, Defederico, Herrero Y Ochoa, Infratest Burke AG, CF Group, MarketMind Technologies, and Ross-Cooper-Lund. The Company also recorded a liability for acquisition related deferred payments of $24 million.

1997
In 1997, the Company issued 10,789,079 shares of its common stock for acquisitions accounted for as poolings of interests. Some of the companies pooled and the respective shares of the Company's common stock issued were:
Complete Medical Group - 1,417,578 shares, The MBL Group plc - 1,126,114 shares, Prognostics - 1,425,123 shares, Integrated Communications Corporation- 1,170,108 shares, Advantage International - 1,158,412 shares and Ludgate - 1,078,918 shares. Additional companies accounted for as poolings of interests include Adler Boschetto Peebles, Barnett Fletcher, Davies Baron, Diefenbach Elkins, D.L. Blair, Rubin Barney & Birger, Inc. and Technology Solutions Inc.

In 1997, the Company also paid $101.1 million in cash and issued 2,792,950 shares of its common stock for acquisitions accounted for as purchases and equity investments. These acquisitions included Marketing Corporation of America, Medialog, The Sponsorship Group, Kaleidoscope and Addis Wechsler (51% interest). The Company increased its interest in Campbell Mithun Esty by 25%. The Company also recorded a liability for acquisition related deferred payments of $38 million.

Deferred Payments
Certain of the Company's acquisition agreements provide for deferred payments by the Company, contingent upon future revenues or profits of the companies acquired. Deferred payments of both cash and shares of the Company's common stock for prior years' acquisitions were $210 million, $84 million, and $51 million in 1999, 1998 and 1997, respectively. Such payments are capitalized and recorded as goodwill.

Investments
During 1999, the Company sold a portion of its investments in Lycos and USWEB for combined proceeds of approximately $56 million. Additionally, the Company sold its minority investment in Nicholson NY, Inc. to Icon for $19 million in shares of Icon's common stock.

During 1998, the Company sold a portion of its investments in USWEB, CKS Group, Inc. and Lycos with combined proceeds of approximately $20 million. These investments are being accounted for as available-for-sale securities, pursuant to the requirements of SFAS 115.

During 1997, the Company sold its investment in All American Communications, Inc. for approximately $77 million.

Restatement
As discussed in Note 15, the Company acquired NFO in April 2000 in a transaction which was accounted for as a pooling of interests. The accompanying consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of NFO. Additionally, the results of several other recent acquisitions have been included in the restated financial statements. Revenue and net income for the combining entities included in the supplemental consolidated statement of income for the years ending December 31, 1999, 1998 and 1997 are summarized below.

                                            Revenue     Net Income/(Loss)
                                          ----------    -----------------
For the year ended December 31, 1999:

     As Reported                          $4,427,303       $ 321,921
     Pooled Companies                        465,609          (6,678)
     As Restated                          $4,892,912       $ 315,243

For the year ended December 31, 1998:

     As Reported                          $3,844,340       $ 309,905
     Pooled Companies                        323,448          23,688
     As Restated                          $4,167,788       $ 333,593

For the year ended December 31, 1997:

     As Reported                          $3,352,776       $ 200,378
     Pooled Companies                        229,825          19,833
     As Restated                          $3,582,601       $ 220,211




NOTE 5:  PROVISION FOR INCOME TAXES
The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes". SFAS 109 applies an asset and liability approach that requires the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the consolidated financial statements and tax returns.

The components of income before provision for income taxes are as follows:

(Dollars in thousands)                     1999            1998           1997
                                         ------            ----           ----
Domestic                                 $347,916        $315,682       $196,939
Foreign                                   235,599         284,204        238,884
                                         ---------------------------------------
Total                                    $583,515        $599,886       $435,823

The provision for income taxes consisted of:

Federal Income Taxes (Including
   Foreign Withholding Taxes):
  Current                                $ 92,018        $110,226       $ 75,736
  Deferred                                 19,891           4,335          3,683
                                         ---------------------------------------
                                          111,909         114,561         79,419
                                         ---------------------------------------
State and Local Income Taxes:
  Current                                  21,923          23,058         23,938
  Deferred                                  4,252             802            286
                                         ---------------------------------------
                                           26,175          23,860         24,224
                                         ---------------------------------------

Foreign Income Taxes:
  Current                                 119,469         123,669         90,113
  Deferred                                (14,827)        (17,109)         3,463
                                         ---------------------------------------
                                          104,642         106,560         93,576
                                         ---------------------------------------
Total                                    $242,726        $244,981       $197,219
                                         =======================================

At December 31, 1999 and 1998 the deferred tax assets/(liabilities) consisted of the following items:

(Dollars in thousands)                                      1999           1998
                                                            ----           ----

Postretirement/postemployment benefits                  $ 53,461       $ 47,875
Deferred compensation                                      4,940         34,285
Pension costs                                             10,036         13,715
Depreciation                                              (8,537)       (10,953)
Rent                                                      (8,674)        (6,424)
Interest                                                   4,100          4,598
Accrued reserves                                           9,399          9,155
Investments in equity securities                        (140,320)       (10,677)
Tax loss/tax credit carryforwards                         47,783         47,293
Restructuring and other merger related costs               9,497             --
Other                                                       (196)        (6,032)
                                                        -----------------------
Total deferred tax assets / (liabilities)                (18,511)       122,835
Deferred tax valuation allowance                          26,233         31,411
                                                        -----------------------
Net deferred tax assets / (liabilities)                 $(44,744)      $ 91,424
                                                        =======================


The valuation allowance of $26.2 million and $31.4 million at December 31, 1999 and 1998, respectively, represents a provision for uncertainty as to the realization of certain deferred tax assets, including U.S. tax credits and net operating loss carryforwards in certain jurisdictions. The change during 1999 in the deferred tax valuation allowance primarily relates to changes in the deferred compensation tax item, net operating loss carryforwards and tax credits. At December 31, 1999, there were $9.7 million of tax credit carryforwards with expiration periods through 2004 and net operating loss carryforwards with a tax effect of $38.1 million with various expiration periods.

A reconciliation of the effective income tax rate as shown in the consolidated statement of income to the federal statutory rate is as follows:

                                                    1999      1998      1997
                                                    ----      ----      ----
Statutory federal income tax rate                   35.0%     35.0%     35.0%
State and local income taxes,
  net of federal income tax benefit                  2.8       3.7       4.1
Impact of foreign operations, including
  withholding taxes                                  0.8       0.4       0.3
Goodwill and intangible assets                       3.6       2.8       2.7
Effect of pooled companies                           1.3      (0.5)      3.1
Other                                               (1.9)     (0.6)      0.1
                                                    ------------------------
Effective tax rate                                  41.6%     40.8%     45.3%
                                                    ------------------------

The total amount of undistributed earnings of foreign subsidiaries for income tax purposes was approximately $585 million at December 31, 1999. It is the Company's intention to reinvest undistributed earnings of its foreign subsidiaries and thereby indefinitely postpone their remittance. Accordingly, no provision has been made for foreign withholding taxes or United States income taxes which may become payable if undistributed earnings of foreign subsidiaries were paid as dividends to the Company. The additional taxes on that portion of undistributed earnings which is available for dividends are not practicably determinable.

NOTE 6: SUPPLEMENTAL CASH FLOW INFORMATION
Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Income Tax and Interest Payments

Cash paid for income taxes was approximately $186 million, $200 million and $133 million in 1999, 1998 and 1997, respectively. Interest payments were approximately $57 million, $40 million and $32 million in 1999, 1998, and 1997, respectively.

Noncash Financing Activity

During 1997, the Company redeemed all outstanding issues under the 3 3/4% Convertible Subordinated Debentures due 2002. Substantially all of the outstanding debentures were converted into approximately 8.6 million shares of the Company's common stock.

Acquisitions

As more fully described in Note 4, the Company issued 8,393,893 shares, 17,942,578 shares, and 10,518,628 shares of the Company's common stock in connection with acquisitions during 1999, 1998 and 1997, respectively. Details of businesses acquired in transactions accounted for as purchases were as follows:

(Dollars in thousands)

                                             1999          1998         1997
                                             ----          ----         ----

Fair value of assets acquired             $627,005      $726,601     $303,969
Liabilities assumed                        148,637       319,676       90,303
                                          -----------------------------------
Net assets acquired                        478,368       406,925      213,666
Less: noncash consideration                186,210        91,077       96,814
Less: cash acquired                         43,752        59,853        6,535
                                          -----------------------------------
Net cash paid for acquisitions            $248,406      $255,995     $110,317
                                          ===================================


The amounts shown above exclude future deferred payments due in subsequent years, but include cash deferred payments of $120 million, $55 million and $30 million made during 1999, 1998 and 1997, respectively.




NOTE 7: INCENTIVE PLANS
The 1997 Performance Incentive Plan ("1997 PIP Plan") was approved by the Company's stockholders in May 1997 and includes both stock and cash based incentive awards. The maximum number of shares of the Company's common stock which may be granted in any year under the 1997 PIP Plan is equal to 1.85% of the total number of shares of the Company's common stock outstanding on the first day of the year adjusted for additional shares as defined in the 1997 PIP Plan document (excluding management incentive compensation performance awards). The 1997 PIP Plan also limits the number of shares available with respect to awards made to any one participant as well as limiting the number of shares available under certain awards. Awards made prior to the 1997 PIP Plan remain subject to the respective terms and conditions of the predecessor plans. Except as otherwise noted, awards under the 1997 PIP Plan have terms similar to awards made under the respective predecessor plans.

Stock Options
Outstanding options are generally granted at the fair market value of the Company's common stock on the date of grant and are exercisable as determined by the Compensation Committee of the Board of Directors (the "Committee"). Generally, options become exercisable between two and five years after the date of grant and expire ten years from the grant date.

Following is a summary of stock option transactions during the three-year period ended December 31:

                               1999                1998                1997
                        --------------------------------------------------------
                                  Weighted            Weighted          Weighted
                                   Average             Average           Average
                                  Exercise            Exercise          Exercise
(Shares in thousands)   Shares       Price   Shares      Price    Shares   Price
                        --------------------------------------------------------
Shares under option,
  beginning of year     29,505     $ 19      25,466     $ 13     25,230    $ 11
Options granted          4,743       39       8,399       32      4,830      19
Options exercised       (4,497)      11      (3,108)       8     (3,549)      8
Options cancelled       (2,124)      25      (1,252)      15     (1,045)     12
                        ------               ------              ------
Shares under option,
   end of year          27,627     $ 23      29,505     $ 19     25,466    $ 13
                        ======               ======              ======
Options exercisable
   at year-end           7,955     $ 13       6,954     $ 11      9,158    $  9

The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

(Shares in thousands)

                                 Weighted-
                                   Average   Weighted-                Weighted-
                      Number     Remaining     Average        Number    Average
Range of         Outstanding   Contractual    Exercise   Exercisable   Exercise
Exercise Prices  at 12/31/99          Life       Price   at 12/31/99      Price
-------------------------------------------------------------------------------
$ 4.33 to $9.99       2,990           2            $ 7         2,865        $ 8

 10.00 to 14.99       3,422           5             11         3,093         11

 15.00 to 24.99       9,996           7             17         1,666         20

 25.00 to 56.28      11,220           9             36           612         30


Employee Stock Purchase Plan
Under the Employee Stock Purchase Plan (ESPP), employees may purchase common stock of the Company through payroll deductions not exceeding 10% of their compensation. The price an employee pays for a share of stock is 85% of the market price on the last business day of the month. The Company issued approximately .5 million shares in 1999, 1998, and 1997, respectively, under the ESPP. An additional 15.5 million shares were reserved for issuance at December 31, 1999.

SFAS 123 Disclosures
The Company applies the disclosure principles of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation". As permitted by the provisions of SFAS 123, the Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock-based employee compensation plans. If compensation cost for the Company's stock option plans and its ESPP had been determined based on the fair value at the grant dates as defined by SFAS 123, the Company's pro forma net income and earnings per share would have been as follows:

(Dollars in Thousands Except Per Share Data)

                                       1999             1998              1997
                                       ----             ----              ----
Net Income            As reported    $315,243          $333,593         $220,211
                      Pro forma      $287,601          $315,770         $207,250

Earnings Per Share
        Basic         As reported    $   1.08          $   1.15         $    .79
                      Pro forma      $   0.98          $   1.09         $    .75
        Diluted       As reported    $   1.04          $   1.12         $    .77
                      Pro forma      $   0.95          $   1.06         $    .70


For purposes of this pro forma information, the fair value of shares issued under the ESPP was based on the 15% discount received by employees. The weighted-average fair value (discount) on the date of purchase for stock purchased under this plan was $5.28, $3.82, and $2.68 in 1999, 1998, and 1997, respectively.

The weighted average fair value of options granted during 1999, 1998, and 1997 was $12.94, $8.85, and $5.91, respectively. The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                              1999           1998          1997
                                              ----           ----          ----
Expected option lives                       6 years        6 years       6 years
Risk free interest rate                      5.72%          4.87%         6.51%
Expected volatility                         19.73%         19.17%        19.17%
Dividend yield                                .81%           .95%          1.3%

As required by SFAS 123, this pro forma information is based on stock awards beginning in 1995 and accordingly is not likely to be representative of the pro forma effects in future years because options vest over several years and additional awards generally are made each year.

Restricted Stock
Restricted stock issuances are subject to certain restrictions and vesting requirements as determined by the Committee. The vesting period is generally five to seven years. No monetary consideration is paid by a recipient for a restricted stock award and the grant date fair value of these shares is amortized over the restriction periods. At December 31, 1999, there was a total of 7.0 million shares of restricted stock outstanding. During 1999, 1998 and 1997, the Company awarded .9 million shares, 1.3 million shares and 1.4 million shares of restricted stock with a weighted-average grant date fair value of $40.03, $28.99 and $19.48, respectively. The cost recorded for restricted stock awards in 1999, 1998 and 1997 was $25.9 million, $20.3 million, and $16.2 million, respectively.

Performance Units
Performance units have been awarded to certain key employees of the Company and its subsidiaries. The ultimate value of these performance units is contingent upon the annual growth in profits (as defined) of the Company, its operating components or both, over the performance periods. The awards are generally paid in cash. The projected value of these units is accrued by the Company and charged to expense over the performance period. The Company expensed approximately $27 million, $20 million and $20 million in 1999, 1998, and 1997, respectively.

Hill Holliday
Due to the merger of Hill Holliday and the Company, Hill Holliday recognized a one-time compensation charge of approximately $32 million in 1997. Hill Holliday had an Equity Participation Plan and certain other agreements for various members of management, which provided for participants to receive a portion of the proceeds in the event of the sale or merger of Hill Holliday. Also included in the charge were costs primarily relating to consulting and supplemental retirement agreements.




NOTE 8: RETIREMENT PLANS
Defined Benefit Pension Plans
Through March 31, 1998 the Company and certain of its domestic subsidiaries had a defined benefit plan ("Domestic IPG Plan") which covered substantially all regular domestic employees. Effective April 1, 1998 this Plan was curtailed, and participants with five or less years of service became fully vested in the Domestic Plan. Participants with five or more years of service as of March 31, 1998 retain their vested balances and participate in a new compensation plan.

Under the new plan, each participant's account is credited with an annual allocation, equal to the projected discounted pension benefit accrual plus interest, while they continue to work for the Company. Participants in active service are eligible to receive up to ten years of allocations coinciding with the number of years of service with the Company after March 31, 1998. As a result of the change in the Domestic Plan, the Company recorded charges of approximately $16.7 million in the fourth quarter of 1997.

Net periodic pension costs for the Domestic IPG Plan for 1999, 1998 and 1997 were $1.3 million, $.9 million and $15.0 million, respectively. The 1997 net periodic pension cost included a $10 million curtailment charge and $4 million of service costs.

Additionally, NFO maintains a defined benefit plan ("NFO Plan") covering approximately one half of NFO's U.S. employees. The periodic pension costs for this plan for 1999, 1998, and 1997 were $.8 million, $.6 million and $.6 million, respectively.

The Company's stockholders' equity balance includes a minimum pension liability of $18.6 million, $37.2 million and $13.2 million at December 31, 1999, 1998 and 1997, respectively.

The Company also has several foreign pension plans in which benefits are based primarily on years of service and employee compensation. It is the Company's policy to fund these plans in accordance with local laws and income tax regulations.

Net periodic pension costs for foreign pension plans for 1999, 1998 and 1997 included the following components:

(Dollars in thousands)

                                                   1999        1998        1997
                                                   ----        ----        ----
Service cost                                   $  9,619    $  6,847    $  5,460
Interest cost                                    11,759      10,908      10,633
Expected return on plan assets                   (9,380)     (9,437)    (10,537)
Amortization of unrecognized
transition obligation                               390         373         324
Amortization of
prior service cost                                  833         482         552
Recognized actuarial loss / (gain)                  508         (70)     (1,440)
Other                                                (9)         --          --
                                               --------------------------------
Net periodic pension cost                      $ 13,720    $  9,103    $  4,992
                                               --------------------------------


The following table sets forth the change in the benefit obligation, the change in plan assets, the funded status and amounts recognized for the pension plans in the Company's consolidated balance sheet at December 31, 1999, and 1998:

(Dollars in thousands)
                                         Domestic                  Foreign
                                       Pension Plans             Pension Plans
                               ------------------------------------------------
                                    1999         1998         1999         1998
                               ------------------------------------------------
Change in benefit obligation
Beginning obligation           $ 166,538    $ 141,376    $ 220,964    $ 179,016
Service cost                         768          627        9,619        6,847
Interest cost                      9,869       10,367       11,759       10,908
Benefits paid                    (12,671)     (12,899)     (12,777)      (9,447)
Participant contributions              -            -        2,410        1,606
Actuarial (gains) / losses       (12,626)      27,067       (7,264)      29,882
Currency effect                       --           --        1,440        5,245
Other                                 --           --          352       (3,093)
                               ------------------------------------------------
Ending obligation                151,878      166,538      226,503      220,964
                               ------------------------------------------------
Change in plan assets
Beginning fair value             129,755      122,157      161,975      145,942
Actual return on plan assets      15,354       12,292       30,651       17,363
Employer contributions             3,072        8,205        7,887        2,473
Participant contributions             --           --        2,410        1,606
Benefits paid                    (12,671)     (12,899)     (12,777)      (9,447)
Currency effect                       --           --          156        1,300
Other                                 --           --        2,437        2,738
                               ------------------------------------------------
Ending fair value                135,510      129,755      192,739      161,975
                               ------------------------------------------------
Funded status of the plans       (16,368)     (36,783)     (33,764)     (58,989)
Unrecognized net actuarial
  loss/(gain)                     18,927       38,439      (18,163)      11,536
Unrecognized prior service cost      (13)         (20)       3,704        2,921
Unrecognized transition cost          --           --        1,838        3,796
                               ------------------------------------------------
Net asset/(liability)
  recognized                   $   2,546    $   1,636   $  (46,385)   $ (40,736)
                               ------------------------------------------------

At December 31, 1999 and 1998, the assets of the Domestic Plan and the foreign pension plans were primarily invested in fixed income and equity securities.

For the Domestic Plans, discount rates of 7.75% in 1999, 6.75% to 7% in 1998 and 7.25% to 7.5% in 1997 and salary increase assumptions of 4.5% in 1999 (the NFO
Plan) 4.5% to 6% in 1998 and 4.75% to 6% in 1997 were used in determining the actuarial present value of the projected benefit obligation. The expected return of Domestic Plan assets was 9% to 9.5% in 1999 and 9% to 10% in each of 1998 and 1997. For the foreign pension plans, discount rates ranging from 3.75% to 14% in 1999, 4% to 14% in 1998, and 3.5% to 14% in 1997 and salary increase assumptions ranging from 3% to 10% in 1999 and 2% to 10% in both 1998 and 1997 were used in determining the actuarial present value of the projected benefit obligation. The expected rates of return on the assets of the foreign pension plans ranged from 2% to 14% in 1999, 2% to 14% in 1998 and 3.5% to 14% in 1997.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Domestic Plan were $152 million, $152 million and $136 million, respectively, as of December 31, 1999, and $167 million, $167 million, and $130 million, respectively, as of December 31, 1998. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the foreign pension plans with accumulated benefit obligations in excess of plan assets were $90 million, $72 million and $9 million respectively, as of December

31, 1999, and $81 million, $74 million and $3 million respectively, as of December 31, 1998.

Other Benefit Arrangements
The Company also has special unqualified deferred benefit arrangements with certain key employees. Vesting is based upon the age of the employee and the terms of the employee's contract. Life insurance contracts have been purchased in amounts which may be used to fund these arrangements.

In addition to the defined benefit plans described above, the Company also sponsors a defined contribution plan ("Savings Plan") that covers substantially all domestic employees of the Company and participating subsidiaries. The Savings Plan permits participants to make contributions on a pre-tax and/or after-tax basis. The Savings Plan allows participants to choose among several investment alternatives. The Company matches a portion of participants' contributions based upon the number of years of service. The Company contributed $12 million, $9.3 million and $7.2 million to the Savings Plan in 1999, 1998 and 1997, respectively.

Postretirement Benefit Plans
The Company and its subsidiaries provide certain postretirement health care benefits for employees who were in the employ of the Company as of January 1, 1988, and life insurance benefits for employees who were in the employ of the Company as of December 1, 1961. The plans cover certain domestic employees and certain key employees in foreign countries. Effective January 1, 1993, the Company's plan covering postretirement medical benefits was amended to place a cap on annual benefits payable to retirees.

The coverage is self-insured, but is administered by an insurance company.

The Company accrues the expected cost of postretirement benefits other than pensions over the period in which the active employees become eligible for such postretirement benefits.

The net periodic expense for these postretirement benefits for 1999, 1998 and 1997 was $2.2 million, $3 million and $2.8 million, respectively.

The following table sets forth the change in benefit obligation, change in plan assets, funded status and amounts recognized for the Company's postretirement benefit plans in the consolidated balance sheet at December 31, 1999 and 1998:

(Dollars in thousands)
                                                             1999         1998
                                                           ---------------------
Change in benefit obligation
Beginning obligation                                       $ 41,793    $ 42,863
Service cost                                                    477         785
Interest cost                                                 2,795       3,154
Participant contributions                                        90          77
Benefits paid                                                (2,020)     (1,722)
Plan amendments                                                  --         (68)
Actuarial gain                                               (4,300)     (3,296)
                                                           --------------------
Ending obligation                                            38,835      41,793
                                                           --------------------
Change in plan assets
Beginning fair value                                             --          --
Actual return on plan assets                                     --          --
Employer contributions                                        1,930       1,645
Participant contributions                                        90          77
Benefits paid                                                (2,020)     (1,722)
                                                           --------------------
Ending fair value                                                --          --
                                                           --------------------
Funded status of the plans                                  (38,835)    (41,793)
Unrecognized net actuarial gain                              (9,440)     (5,234)
Unrecognized prior service cost                              (1,952)     (2,893)
                                                           --------------------
Net amount recognized                                      $(50,227)   $(49,920)
                                                           --------------------

Discount  rates of 7.5% to 7.75%  in 1999,  6.75% in 1998 and  7.25% in 1997 and
salary increase assumption of 4% to 6% in 1999 and 1998, and 4.75% to 6% in 1997 were used in determining the accumulated postretirement benefit obligation. A 7% to 7.4% and an 8% increase in the cost of covered health care benefits were assumed for 1999 and 1998, respectively. This rate is assumed to decrease incrementally to approximately 5.5% in the year 2002 and remain at that level thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported.

Postemployment Benefits
In accordance with SFAS 112 "Employers' Accounting for Postemployment Benefits", the Company accrues costs relating to certain benefits including severance, worker's compensation and health care coverage over an employee's service life.

The Company's liability for postemployment benefits totaled approximately $64 million and $50 million at December 31, 1999 and 1998, respectively, and is included in deferred compensation and reserve for termination allowances. The net periodic expense recognized in 1999, 1998 and 1997 was approximately $34 million, $32 million and $31 million, respectively.




NOTE 9: SHORT-TERM BORROWINGS
The Company and its domestic subsidiaries have lines of credit with various banks. These credit lines permit borrowings at fluctuating interest rates determined by the banks. Short-term borrowings by subsidiaries outside the United States principally consist of drawings against bank overdraft facilities and lines of credit. These borrowings bear interest at the prevailing local rates. Where required, the Company has guaranteed the repayment of these borrowings. Unused lines of credit by the Company and its subsidiaries at
December 31, 1999 and 1998 aggregated $430 million and $458 million, respectively. The weighted-average interest rate on outstanding balances at

December 31, 1999 was approximately 5.8%. Current maturities of long-term debt are included in the payable to banks balance.




NOTE 10:  LONG-TERM DEBT
Long-term debt at December 31 consisted of the following:

(Dollars in thousands)
                                                               1999       1998
                                                           ---------------------
Convertible Subordinated Notes - 1.87%                     $  304,076   $     --
Convertible Subordinated Notes - 1.80%                        214,414    207,927
Term loans - 4.20% to 7.91% (6.45% to 7.91% in 1998)          289,621    280,320
Senior Notes Payable to Banks under a Revolving Credit
  Agreement Due March 2003 - 4.3% to 6.9%                      35,603     53,045
Senior Notes Payable - 6.83% to 7.52%                         102,000     95,000
Subordinated Notes - 9.84%                                     25,000     17,000
Germany mortgage note payable - 7.64%                          26,779     31,680
Other mortgage notes payable and
  long-term loans - 2.80% to 9.84%                             69,092     44,037
                                                           ---------------------
                                                            1,066,585    729,009
Less: current portion                                          23,912     22,898
                                                           ---------------------
Long-term debt                                             $1,042,673   $706,111
                                                           =====================


On June 1, 1999, the Company issued $361 million face amount of Convertible Subordinated Notes due 2006. The 2006 notes were issued at an original price of 83% of the face amount, generating proceeds of approximately $300 million. The notes are convertible into 6.4 million shares of the Company's common stock at a conversion rate of 17.616 shares per $1,000 face amount. The fair value of the 2006 notes as of December 31, 1999, was approximately $416 million and was determined by obtaining quotes from brokers.

On September 16, 1997, the Company issued $250 million face amount of Convertible Subordinated Notes due 2004 ("2004 Notes") with a coupon rate of 1.80%. The 2004 Notes were issued at an original price of 80% of the face amount, generating proceeds of approximately $200 million. The notes are convertible into 6.7 million shares of the Company's common stock at a conversion rate of 26.772 shares per $1,000 face amount. The fair value of the 2004 Notes as of December 31, 1999 was approximately $392 million and was determined by obtaining quotes from brokers.

On March 9, 1998, the Company entered into a $75 million revolving credit agreement. The $75 million revolving credit facility has an ultimate maturity date of March 2003 and enables the Company to borrow in multiple currencies at interest rates tied to LIBOR or the prime rate, at its option.

In conjunction with the Infratest Burke acquisition and the financing thereof, the Company amended its $75 million revolving credit facility and its $40 million Senior Notes, each originally dated March 9, 1998. The amendments provide, among other things, that the Company obligations will be guaranteed by certain subsidiaries of the Company. In addition, the amendments increased the rates at which interest annually accrues under the obligations from 6.43% to 6.83%.

The Senior Notes Payable consist of four private placements of $40 million Senior Notes both dated March 9, 1998 due March 1, 2008, $17 million Series A

Senior Notes and $38 million Series B Senior Notes dated November 20, 1998 due November 15, 2005 and November 15, 2008, respectively, and $7 million Series B Senior Notes dated March 26 due November 15, 2008.

The Subordinated Notes consist of the private placement of $8 million on March 26, 1999, and $17 million on November 20, 1998. The Subordinated Notes bear interest at the fixed annual rate of 9.84%, mature November 15, 2008, and are repayable in equal annual installments of $8.3 million beginning in 2006.

Under various loan agreements, the Company must maintain specified levels of net worth and meet certain cash flow requirements and is limited in the level of indebtedness. The Company has complied with the limitations under the terms of these loan agreements.

Long-term  debt maturing over the next five years and  thereafter is as follows:
2000-$24 million;  2001-$44.8 million;  2002-$113.8 million; 2003-$83.4 million;
2004-$272.1 million, and $528.5 million thereafter.

See Note 13 for discussion of fair market value of the Company's long-term debt.


NOTE 11:  RESTRUCTURING AND OTHER MERGER RELATED COSTS
In October 1999, the Company announced the merger of two of its advertising networks. The networks affected, Lowe & Partners Worldwide and Ammirati Puris Lintas were combined to form a new agency network called Lowe Lintas & Partners Worldwide. The merger involves the consolidation of operations in Lowe Lintas agencies in approximately 24 cities in 22 countries around the world. Once complete, the newly merged agency network will have offices in over 80 countries around the world.

During the fourth quarter of 1999, the Company began execution of a comprehensive restructuring plan in connection with the merger. The plan includes headcount reductions, consolidation of real estate and the sale or disposition of certain investments, and is expected to be completed by June 30, 2000. The Company is pleased with the progress of the merger to date and expects the total costs to be in line with its original estimate.

The total pre-tax cost of the restructuring plan is expected to be between $170 and $190 million, ($100 to $115 million, net of tax). In the fourth quarter of 1999, the Company recognized pre-tax costs of $84.2 million ($51.4 million, net of tax or $.17 per diluted share), with the remainder expected to be recognized in the first two quarters of 2000.

A summary of the components of the total restructuring and other merger related costs, together with an analysis of the cash and non-cash elements, is as follows:

(Dollars in millions)

                                               1999            Cash     Non-Cash
                                              ----------------------------------
TOTAL BY TYPE
-------------
   Severance and termination costs            $44.9           $27.0        $17.9
   Fixed asset write-offs                      11.1              --         11.1
   Lease termination costs                      3.8             3.8           --
   Investment write-offs and other             24.4             1.1         23.3
                                              ----------------------------------
Total                                         $84.2           $31.9        $52.3
                                              ==================================

The severance and termination costs recorded in 1999 relate to approximately 230 employees who have been terminated or notified that they will be terminated. The employee groups affected include executive and regional management, administrative, account management, creative and media production personnel, principally in the U.S. and U.K. The charge related to these individuals includes the cost of voluntary programs in certain locations and includes substantially all senior executives that will be terminated. As of December 31, 1999, the amount accrued related to severance and termination was approximately $42.6 million. During the fourth quarter of 1999, cash payments of $2.3 million were made.

The fixed assets write-off relates largely to the abandonment of leasehold improvements as part of the merger. The amount recognized in 1999 relates to fixed asset write-offs in 6 offices principally in the United States.

Lease termination costs relate to the offices vacated as part of the merger. The lease terminations are expected to be completed by mid-to-late 2000, with the cash portion to be paid out over a period of up to five years. As of December 31, 1999, the amount accrued related to these termination costs was $3.8 million.

The investment write-offs relate to the loss on sale or closing of certain business units. In 1999, $23 million has been recorded as a result of the decision to sell or abandon 4 European businesses. In the aggregate, the businesses being sold or abandoned represent an immaterial portion of the revenue and operations of Lowe Lintas & Partners. The write-off amount was computed based upon the difference between the estimated sales proceeds (if any) and the carrying value of the related assets. These sales or closures are expected to be completed by mid 2000.

NOTE 12:  GEOGRAPHIC AREAS
Long-lived assets and revenue are presented below by major geographic area:

(Dollars in thousands)
                                               1999         1998         1997
                                            -----------------------------------
Long-Lived Assets:
United States                               $1,665,097  $1,067,821   $  884,103
                                            -----------------------------------
International
United Kingdom                                 472,686     395,431      217,174
All other Europe                               603,189     550,807      472,710
Asia Pacific                                   107,215      92,581       78,862
Latin America                                   79,401      58,134       51,790
Other                                           80,246      54,632       43,982
                                            -----------------------------------
Total International                          1,342,737   1,151,585      864,518
                                            -----------------------------------
Total Consolidated                          $3,007,834  $2,219,406   $1,748,621
                                            -----------------------------------

Revenue:
United States                               $2,475,250  $2,107,908   $1,824,854
                                            -----------------------------------
International
United Kingdom                                 527,250     450,103      353,086
All other Europe                             1,140,532     902,602      748,720
Asia Pacific                                   346,205     325,758      348,707
Latin America                                  213,260     232,940      204,894
Other                                          190,415     148,477      102,340
                                            -----------------------------------
Total International                          2,417,662   2,059,880    1,757,747
                                            -----------------------------------
Total Consolidated                          $4,892,912  $4,167,788   $3,582,601
                                            -----------------------------------


Revenue is attributed to geographic areas based on where the services are performed. Property and equipment is allocated based upon physical location. Intangible assets, other assets, and investments are allocated based on the location of the related operation.

The largest client of the Company contributed approximately 7% in 1999, 7% in 1998 and 9% in 1997 to revenue. The Company's second largest client contributed approximately 4% in 1999, 4% in 1998 and 4% in 1997 to revenue.

Dividends received from foreign subsidiaries were approximately $47 million in 1999, $51 million in 1998 and $41 million in 1997.

Consolidated net income includes losses from exchange and translation of foreign currencies of $5.6 million, $3.2 million and $5.6 million in 1999, 1998 and 1997, respectively.




NOTE 13:  FINANCIAL INSTRUMENTS
Financial assets, which include cash and cash equivalents, marketable securities and receivables, have carrying values which approximate fair value. Long-term equity securities, included in other investments and miscellaneous assets in the Consolidated Balance Sheet, are deemed to be available-for-sale as defined by SFAS 115 and accordingly are reported at fair value, with net unrealized gains and losses reported within stockholders' equity.

The following table summarizes net unrealized gains and losses before taxes at December 31:

(Dollars in millions)

                                              1999       1998       1997
                                             ---------------------------
   Cost                                      $172.3     $121.3     $61.1
   Unrealized gains / (losses)
     - gains                                  302.3       20.2      22.0
     - losses                                 (12.2)      (1.5)       --
                                             ---------------------------
   Net unrealized gains                       290.1       18.7      22.0
                                             ---------------------------
   Fair market value                         $462.4     $140.0     $83.1
                                             ===========================


Net of tax, net unrealized holding gains were $168 million, $10 million and $12 million at December 31, 1999, 1998 and 1997, respectively.

The above pre-tax gain amounts are net of reclassifications of $13.1 million and $6.5 million in 1999 and 1998, which represent amounts previously recorded in other comprehensive income.

During 1999, the Company expanded its investment in internet-service and related companies. In April 1999, the Company invested $20 million for a minority interest in Icon, a Swedish based internet consultancy. Subsequently, the Company increased its investment through the contribution of other investments and through additional cash purchases. At December 31, 1999, the fair market value of the Company's investment in Icon was $322 million.

Financial liabilities with carrying values approximating fair value include accounts payable and accrued expenses, as well as payable to banks and long-term debt. As of December 31, 1999, the 1.87% Convertible Subordinated Notes due 2006 had a cost basis of $304 million with a market value of $416 million. As of December 31, 1999, the 1.80% Convertible Subordinated Notes due 2004 had a cost basis of $214 million with a market value of $392 million. As of December 31, 1998, the cost basis of the 1.80% Convertible Subordinated Notes were $208 million with a market value of $283 million. The fair values were determined by obtaining quotes from brokers (refer to Note 10 for additional information on long-term debt). As of December 31, 1999, the 6.83% to 7.52% Notes Payable had a total cost basis of $102 million with a market value of $88 million. As of December 31, 1998, the 4.3% to 7.52% Notes Payable had a total cost basis approximately the same as the market value. The fair value was determined by using the expected future cash flows discounted at market interest rates as adjusted for conversion privileges.

The Company occasionally uses forwards and options to hedge a portion of its net investment in foreign subsidiaries and certain intercompany transactions in order to mitigate the impact of changes in foreign exchange rates on working capital. The notional value and fair value of all outstanding forwards and options contracts at the end of the year as well as the net cost of all settled contracts during the year were not significant.

The Company's management continuously evaluates and attempts to mitigate its exposure to foreign exchange, economic and political risks. The economic developments in Brazil did not have a significant negative impact on the Company, and were partially offset by a favorable impact due to the economic recovery in Japan.

NOTE 14:  COMMITMENTS AND CONTINGENCIES
At December 31, 1999 the Company's subsidiaries operating primarily outside the United States were contingently liable for discounted notes receivable of $7.4 million.

The Company and its subsidiaries lease certain facilities and equipment. Gross rental expense amounted to approximately $290 million for 1999, $255 million for 1998 and $224 million for 1997, which was reduced by sublease income of $17.2 million in 1999, $16.4 million in 1998 and $30.7 million in 1997.

Minimum rental commitments for the rental of office premises and equipment under noncancellable leases, some of which provide for rental adjustments due to increased property taxes and operating costs for 2000 and thereafter, are as follows:

(Dollars in thousands)

                                 Gross Rental         Sublease
                                  Commitment           Income
                                  ----------           ------
Period
2000                               $194,653            $17,206
2001                                172,181             15,180
2002                                143,518             10,224
2003                                113,457              6,335
2004                                 95,446              1,390
2005 and thereafter                 379,485              2,014


Certain of the Company's acquisition agreements provide for deferred payments by the Company, contingent upon future revenues or profits of the companies acquired. Such contingent amounts would not be material taking into account the future revenues or profits of the companies acquired.

The Company and certain of its subsidiaries are party to various tax examinations, some of which have resulted in assessments. The Company intends to vigorously defend any and all assessments and believes that additional taxes (if any) that may ultimately result from the settlement of such assessments or open examinations would not have a material adverse effect on the consolidated financial statements.

The Company is involved in legal and administrative proceedings of various types. While any litigation contains an element of uncertainty, the Company believes that the outcome of such proceedings or claims will not have a material adverse effect on the Company.




NOTE 15:  RECENT EVENT
In April 2000, the Company issued approximately 12.6 million shares of its common stock in connection with the acquisition of NFO Worldwide, Inc. ("NFO"). The acquisition has been accounted for as a pooling of interests. The Company's consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of NFO. Additionally, the results of several other recent acquisitions, all of which have been accounted for as poolings of interests, have been included in the restated financial statements. Other than NFO, none of the other acquisitions was individually, or in aggregate, material.


                                                 SELECTED FINANCIAL DATA FOR FIVE YEARS
                                              (Amounts in Thousands Except Per Share Data)

                                       1999            1998         1997         1996         1995
                                       ----            ----         ----         ----         ----
OPERATING DATA
Revenue                               $ 4,892,912   $ 4,167,788  $ 3,582,601  $ 3,053,926  $ 2,650,192
Operating expenses                      4,246,714     3,601,796    3,171,780    2,695,038    2,353,970
Restructuring and other merger
  related costs                            84,183            --           --           --           --
Write-down of goodwill and other
related assets                                 --            --           --           --       38,687
Special compensation charge                    --            --       32,229           --           --
Interest expense                           81,241        64,137       59,651       53,321       49,105
Provision for income taxes                242,726       244,981      197,219      166,244      133,941
Net Income                            $   315,243   $   333,593  $   220,211  $   228,914  $   145,975

PER SHARE DATA
Basic

Net Income                            $      1.08   $      1.15  $       .79  $       .82  $       .54
Weighted-average shares                   292,067       288,831      277,871      278,294      272,378

Diluted

Net Income                            $      1.04   $      1.12  $       .77  $       .80  $       .52
Weighted-average shares                   302,914       299,214      295,677      294,876      280,382

FINANCIAL POSITION
Working capital                       $   170,898   $   100,300  $   244,365  $   149,919  $   118,147
Total assets                          $ 9,166,604   $ 7,464,808  $ 6,220,906  $ 5,253,456  $ 4,721,440
Total long-term debt                  $ 1,042,673   $   706,111  $   553,494  $   423,459  $   363,966
Book value per share                  $      5.85   $      4.81  $      3.87  $      3.42  $      2.85

OTHER DATA
Cash dividends - Interpublic          $    90,424   $    76,894    $  61,242    $  51,786  $    46,124
Cash dividends
  per share - Interpublic             $       .33   $       .29    $     .25    $     .22  $       .20
Number of employees                        41,900        37,700       32,600       27,000       25,200
                                      ----------------------------------------------------------------

All data has been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note 15).

All share data for prior periods have been adjusted to reflect the two-for-one stock split effective July 15, 1999.


                                                         RESULTS BY QUARTER (UNAUDITED)
                                                  (Amounts in Thousands Except Per Share Data)

                               1st Quarter               2nd Quarter            3rd Quarter                  4th Quarter


                          1999           1998         1999         1998           1999           1998          1999          1998
                       -------------------------------------------------------------------------------------------------------------
Revenue                $1,022,434    $  874,605    $1,231,113    $1,083,202    $1,151,406    $  968,307    $1,487,959    $1,241,674
Operating expenses        931,027       802,293       979,470       866,999     1,020,492       866,458     1,315,725     1,066,046
Restructuring and other
  merger related charges       --            --            --            --            --            --        84,183            --
Income from operations     91,407        72,312       251,643       216,203       130,914       101,849        88,051       175,628
Interest expense          (17,453)      (13,492)      (20,559)      (15,770)      (21,692)      (17,104)      (21,537)      (17,771)
Other income, net          12,722        10,944        29,115        24,343        14,962        15,044        45,942        47,700
Income before provision
  for income taxes         86,676        69,764       260,199       224,776       124,184        99,789       112,456       205,557
Provision for

  income taxes             35,578        26,570       103,989        91,194        52,005        42,124        51,154        85,093
Net equity interests       (2,386)       (2,405)       (6,203)       (5,231)       (4,404)       (4,072)      (12,553)       (9,604)
                       ------------------------------------------------------------------------------------------------------------
Net income             $   48,712    $   40,789    $  150,007    $  128,351    $   67,775    $   53,593    $   48,749    $  110,860
                       ============================================================================================================

Per share data:
  Basic EPS            $      .17     $     .14    $      .51    $      .44    $      .23    $      .19    $      .17    $      .38
  Diluted EPS          $      .16     $     .14    $      .49    $      .43    $      .22    $      .18    $      .16    $      .37
Cash dividends per

 share - Interpublic   $     .075     $    .065    $     .085    $     .075    $     .085    $     .075    $     .085    $     .075

Weighted-Average Shares:
  Basic                   290,532       288,034       292,201       289,323       292,762       288,841       292,772       289,125
  Diluted                 301,776       298,536       311,456       307,132       303,373       298,572       303,865       306,000

Stock price:
  High                        $40      $31 5/16      $43 5/16       $32 1/4      $44 1/16      $32 7/16      $58 1/16       $39 7/8
  Low                     $34 7/8     $23 27/32     $34 19/32    $ 27 21/32       $36 1/2      $26 3/32       $35 3/4       $23 1/2
                       ------------------------------------------------------------------------------------------------------------


All data has been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note 15).

All share data for 1998 has been adjusted to reflect the two-for-one stock split effective July 15, 1999.

                                                                   SCHEDULE VIII

          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS

              For the Years Ended December 31, 1999, 1998 and 1997

================================================================================

                             (Dollars in thousands)

COLUMN A     COLUMN B      COLUMN C   COLUMN D       COLUMN E           COLUMN F
--------------------------------------------------------------------------------

                                    Additions
                                    ---------

                                         Charged
              Balance at  Charged to    to Other                         Balance
               Beginning     Costs &   Accounts-   Deductions-            at End
Description    of Period    Expenses    Describe      Describe         of Period

--------------------------------------------------------------------------------

Allowance for
  Doubtful  Accounts -
  deducted from
  Receivables in the
  Consolidated
  Balance Sheet:

1999         $54,060       $23,909    $5,148(5)      $(23,721)(3)       $60,505
                                       2,934(7)        (1,215)(2)
                                                         (610)(4)

1998         $44,581       $20,421    $6,699(1)      $(17,038)(3)       $54,060
                                       2,111(5)        (3,310)(4)

                                         596(2)

1997         $37,496       $16,904    $2,256(1)      $ (2,680)(2)       $44,581
                                         848(5)        (7,869)(3)
                                                       (2,374)(4)


-------------------
[FN]

  (1) Allowance for doubtful accounts of acquired and newly consolidated companies.
  (2)  Foreign currency translation adjustment.
  (3)  Principally amounts written off.
  (4)  Reversal of previously recorded allowances on accounts receivable.
  (5)  Miscellaneous.

          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                             (Dollars in Thousands)
                                     ASSETS

                                                    March 31,    December 31,
                                                      2000          1999
                                                   (unaudited)
                                                   --------------------------
CURRENT ASSETS:
Cash and cash equivalents (includes
  certificates of deposit: 2000-$89,519;
  1999-$150,343)                                   $  692,745      $1,006,011
Marketable securities                                  47,982          36,765
Receivables (net of allowance for doubtful
  accounts:  2000-$61,257; 1999-$60,505)            4,328,723       4,401,704
Expenditures billable to clients                      379,653         332,833
Prepaid expenses and other current assets             162,634         146,019
                                                   --------------------------
   Total current assets                             5,611,737       5,923,332
                                                   --------------------------

OTHER ASSETS:
Investment in unconsolidated affiliates                64,965          61,987
Deferred taxes on income                                8,133              --
Other investments and miscellaneous assets            649,049         718,939
                                                   --------------------------
   Total other assets                                 722,147         780,926
                                                   --------------------------

FIXED ASSETS, AT COST:
Land and buildings                                    160,037         164,678
Furniture and equipment                               785,516         777,368
                                                   --------------------------
                                                      945,553         942,046
Less: accumulated depreciation                        517,334         504,371
                                                   --------------------------
                                                      428,219         437,675
Unamortized leasehold improvements                    148,603         145,071
                                                   --------------------------
   Total fixed assets                                 576,822         582,746
                                                   --------------------------

Intangible assets (net of accumulated
 amortization: 2000-$626,449; 1998-$607,417)        1,920,348       1,879,600
                                                   --------------------------

TOTAL ASSETS                                       $8,831,054      $9,166,604
                                                   ==========================

          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                  (Dollars in Thousands Except Per Share Data)
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     March 31,     December 31,
                                                       2000           1999
                                                    (unaudited)
                                                    ------------   ------------
CURRENT LIABILITIES:
Payable to banks                                    $  382,155       $  262,397
Accounts payable                                     4,351,836        4,568,343
Accrued expenses                                       660,750          761,210
Accrued income taxes                                   161,401          160,484
                                                    ---------------------------
Total current liabilities                            5,556,142        5,752,434
                                                    ---------------------------
NONCURRENT LIABILITIES:
Long-term debt                                         493,516          524,183
Convertible subordinated debentures
  and notes                                            522,068          518,490
Deferred compensation and reserve
  for termination allowances                           352,998          344,999
Deferred taxes on income                                    --           44,744
Accrued postretirement benefits                         50,289           50,226
Other noncurrent liabilities                            92,264           87,548
Minority interests in consolidated
  subsidiaries                                          83,014           81,612
                                                    ---------------------------
Total noncurrent liabilities                         1,594,149        1,651,802
                                                    ---------------------------
STOCKHOLDERS' EQUITY:
Preferred Stock, no par value
  shares authorized:  20,000,000
  shares issued:  none

Common Stock, $.10 par value
  shares authorized:  550,000,000
  shares issued:
    2000 - 311,019,156;
    1999 - 309,996,727                                  31,102           31,000
Additional paid-in capital                             843,627          784,646
Retained earnings                                    1,403,377        1,389,971
Accumulated other comprehensive
  loss, net of tax                                    (168,660)         (76,695)
                                                     --------------------------
                                                     2,109,446        2,128,922
Less:
Treasury stock, at cost:
2000 - 9,001,600 shares;
1999 - 8,909,904  shares                               338,222          289,519
Unamortized expense of restricted
  stock grants                                          90,461           77,035
                                                     --------------------------
Total stockholders' equity                           1,680,763        1,762,368
                                                     --------------------------
Commitments and contingencies

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $8,831,054       $9,166,604
                                                    ===========================

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note e).

The accompanying notes are an integral part of these consolidated financial statements.

          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                  SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                           THREE MONTHS ENDED MARCH 31
                  (Amounts in Thousands Except Per Share Data)
                                   (unaudited)

                                                2000             1999
                                                ----             ----
 Revenue                                    $1,198,211       $1,022,434
                                            ----------       ----------

 Salaries and related expenses                 693,584          588,597
 Office and general expenses                   393,162          342,430
 Restructuring and other merger
   related costs                                36,051               --
                                            ----------       ----------
   Total operating expenses                  1,122,797          931,027
                                            ----------       ----------

 Income from operations                         75,414           91,407

 Interest expense                              (20,377)         (17,453)
 Other income, net                              16,796           12,722
                                            ----------       ----------

 Income before provision for income taxes       71,833           86,676

 Provision for income taxes                     30,881           35,578
                                            ----------       ----------
 Income of consolidated companies               40,952           51,098

 Income applicable to minority interests        (5,422)          (3,753)
 Equity in net income of
   unconsolidated affiliates                     1,765            1,367
                                            ----------       ----------
 Net income                                 $   37,295       $   48,712
                                            ==========       ==========

 Earnings per share:
   Basic                                     $     .13         $    .17
   Diluted                                   $     .12         $    .16

 Dividend per share - Interpublic            $     .085        $    .075

 Weighted average shares:
   Basic                                       293,897          290,532
   Diluted                                     304,597          301,776


All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note e).

The accompanying notes are an integral part of these consolidated financial statements.

          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                           THREE MONTHS ENDED MARCH 31
                             (Dollars in Thousands)
                                   (unaudited)

                                                   2000           1999
                                                   ----           ----
 Net Income                                      $  37,295      $  48,712
                                                 ---------      ---------
 Other Comprehensive Income, net of tax:

 Foreign Currency Translation Adjustments          (31,777)       (64,555)

 Net Unrealized Gains (Losses) on Securities       (60,188)        22,773
                                                 ---------      ---------
 Other Comprehensive Income                        (91,965)       (41,782)
                                                 ---------      ---------
 Comprehensive Income                            $ (54,670)      $  6,930
                                                 =========      =========

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note e).

The accompanying notes are an integral part of these consolidated financial statements.

          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                           THREE MONTHS ENDED MARCH 31
                             (Dollars in Thousands)
                                   (unaudited)
                                                          2000          1999
                                                       -----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                             $  37,295       $ 48,712
Adjustments to reconcile net income to cash
     used in operating activities:
   Depreciation and amortization of fixed assets          34,996         26,738
   Amortization of intangible assets                      23,409         17,099
   Amortization of restricted stock awards                 6,965          5,929
   Equity in net income of unconsolidated affiliates      (1,765)        (1,367)
   Income applicable to minority interests                 5,422          3,753
   Translation losses                                        559            923
   Net gain from sale of investments                      (5,597)          (486)
   Other                                                   7,681        (13,009)
   Restructuring charges, non-cash                        15,781             --

Changes in assets and liabilities, net of acquisitions:
   Receivables                                            39,951        (24,938)
   Expenditures billable to clients                      (47,972)       (49,038)
   Prepaid expenses and other assets                     (17,527)       (32,240)
   Accounts payable and other liabilities               (278,047)      (164,641)
   Accrued income taxes                                   (4,234)       (10,639)
   Deferred income taxes                                  (5,288)        (2,177)
   Deferred compensation and reserve for
     termination allowances                               11,658          3,992
                                                       ------------------------
Net cash used in operating activities                   (176,713)      (191,389)
                                                       ------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisitions, net                                     (57,324)       (55,286)
   Capital expenditures                                  (33,667)       (32,880)
   Proceeds from sale of investments                       7,700          1,436
   Net purchases of marketable securities                (12,872)       (18,104)
   Other investments and miscellaneous assets            (49,790)           236
   Investments in unconsolidated affiliates                   --         (5,494)
                                                       ------------------------
Net cash used in investing activities                   (145,953)      (110,092)
                                                       ------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in short-term borrowings                      115,417       209,956
   Proceeds from long-term debt                            15,496        73,165
   Payments of long-term debt                             (34,468)      (30,251)
   Treasury stock acquired                                (64,305)      (79,474)
   Issuance of common stock                                18,828        26,556
   Cash dividends - Interpublic                           (23,890)      (20,450)
                                                       -------------------------
Net cash provided by financing activities                  27,078       179,502
Effect of exchange rates on cash
  and cash equivalents                                    (17,678)      (30,003)
                                                       ------------------------
Decrease in cash and cash equivalents                    (313,266)     (151,982)
Cash and cash equivalents at beginning of year          1,006,011       780,429
                                                       ------------------------
Cash and cash equivalents at end of period             $  692,745     $ 628,447
                                                       ========================

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. (See Note e).

The accompanying notes are an integral part of these consolidated financial statements

          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


     (a) In the opinion of management, the consolidated balance sheet as of March 31, 2000, the consolidated income statements for the three months ended March 31, 2000 and 1999, the consolidated statement of comprehensive income for the three months ended March 31, 2000 and 1999, and the consolidated statement of cash flows for the three months ended March 31, 2000 and 1999, contain all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2000 and for all periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in The Interpublic Group of Companies, Inc.'s (the "Company") December 31, 1999 annual report to stockholders.

          The Company's consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of the 2000 pooled entities in addition to all material prior pooled entities.

          The accompanying income statements have been prepared in a format different to that used in the originally filed Form 10-Q for the three months ended March 31, 1999. The changes made principally relate to the introduction of a new line item - "Income from operations". Amounts previously included in "Other income, net" as part of "Gross Income" are now included elsewhere in the Consolidated Statement of Income. The quarterly data reflected in the restated financial statements as of and for the year ended December 31, 1999 reflect the change made.

     (b) The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Income tax cash payments were approximately $21 million and $39.1 million in the first three months of 2000 and 1999, respectively. Interest payments during the first three months of 2000 and 1999 were approximately $12.8 million and $8.1 million, respectively.

     (c) In October 1999, the Company announced the merger of two of its advertising networks. The networks affected, Lowe & Partners Worldwide and Ammirati Puris Lintas were combined to form a new agency network called Lowe Lintas & Partners Worldwide. The merger involves the consolidation of operations in Lowe Lintas agencies in approximately 24 cities in 22 countries around the world. Once complete, the newly merged agency network will have offices in over 80 countries around the world.

          Since the fourth quarter of 1999, the Company has been executing the restructuring in connection with the merger. As of the current date, substantially all of the restructuring activities in the U.S., the U.K. and most European and Latin American countries have been completed.

          In the first quarter of 2000, the Company recognized pre-tax restructuring costs of $36.1 million ($20.7 million net of tax). The Company expects the remaining pre-tax costs to complete the restructuring to approximate $50-$70 million, which is in line with the Company's original plan. The remaining costs focus principally on finalizing the restructuring in Germany and several smaller markets.

          The total restructuring costs of $36.1 million include cash costs of $20.3 million.

          A summary of the components of the total restructuring and other merger related costs is as follows:


               (Dollars in millions)

                                                                  1st Quarter 2000
                                             -----------------------------------------------------------
                                               Balance       Expense        Cash     Asset     Balance
                                             at 12/31/99   recognized       Paid  Write-offs  at 3/31/00
                                             -----------------------------------------------------------

                TOTAL BY TYPE
                Severance and
                  termination  costs            $43.6          $14.4        $ 9.6       --       $48.4
                Fixed asset write-offs           11.1            5.4           --     16.5          --
                Lease  termination costs          3.8            4.9          1.7       --         7.0
                Investment write-offs
                  and other                      23.4           11.4           .3     32.6         1.9
                                             -----------------------------------------------------------
                Total                           $81.9          $36.1        $11.6    $49.1       $57.3
                                             ===========================================================


          The severance and termination costs recorded in 2000 relate to approximately 265 employees who have been terminated or notified that they will be terminated. The employee groups affected include management, administrative, account management, creative and media production personnel, principally in the U.S. and several European countries.

          The fixed asset write-offs relate largely to the abandonment of leasehold improvements as part of the merger. The amount recognized in 2000 relates to fixed asset write-offs in 3 offices, the largest of which is in the U.K.

          Lease termination costs relate to the offices vacated as part of the merger. The lease terminations are expected to be completed by mid-to-late 2000, with the cash portion to be paid out over a period of up to five years.

          The investment write-offs relate to the loss on sale or closing of certain business units. In 2000, $9.3 million has been recorded as a result of the decision to sell or abandon 2 businesses located in Asia and Europe. In the aggregate, the businesses being sold or abandoned represent an immaterial portion of the revenue and operations of Lowe Lintas & Partners. The write-off amount was computed based upon the difference between the estimated sales proceeds (if any) and the carrying value of the related assets. These sales or closures are expected to be completed by mid 2000.

     (d) In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
          133), which had an initial adoption date of January 1, 2000. In June 1999, the FASB postponed the adoption date of SFAS 133 until January 1, 2001. SFAS 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and later recognized in earnings at the same time as the related hedged transactions. The impact of SFAS 133 on the Company's financial statements will depend on a variety of factors, including the future level of forecasted and actual foreign currency transactions, the extent of the Company's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. However, the Company does not believe the effect of adopting SFAS 133 will be material to its financial condition or results of operations.

     (e) In April 2000, the Company issued approximately 12.6 million shares of its common stock in connection with the acquisition of NFO Worldwide, Inc. ("NFO"). The acquisition has been accounted for as a pooling of interests. The Company's consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of NFO. Additionally, the results of several other recent acquisitions, all of which have been accounted for as poolings of interests, have been included in the restated financial statements. Other than NFO, none of the other acquisitions was individually, or in aggregate, material.

          Additionally, on April 20, 2000, the Company acquired substantial assets of the Communications Division of Caribiner International, Inc. for approximately $90 million in cash. The acquisition will be accounted for as a purchase. As the acquisitions occurred subsequent to the end of the first quarter, the financial statements presented in this Form 10-Q do not include the results of operations of the acquired entities.

  Item 2

           THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS


 RESULTS OF OPERATIONS

The Company reported net income of $37.3 million or $.12 diluted earnings per share for the three months ended March 31, 2000. Excluding the impact of restructuring and other merger related costs, which are discussed below, net income was $58.0 million or $.19 diluted earnings per share, compared to $48.7 million or $.16 diluted earnings per share for the three months ended March 31, 1999.

Worldwide revenue for the three months ended March 31, 2000 increased $176 million, or 17%, to $1.2 billion compared to the same period in 1999. Domestic revenue increased $133 million or 25% during the first quarter of 2000 compared to 1999. International revenue increased $43 million or 9% during the first quarter of 2000 compared to 1999. International revenue would have increased 15% excluding the effect of the strengthening of the U.S. dollar. The increase in worldwide revenue is a result of both new business growth and growth from acquisitions. Exclusive of acquisitions, worldwide revenue on a constant dollar basis increased 13% for the first quarter of 2000 compared to the prior year quarter.

Revenue from other specialized marketing services, which include media buying, market research, relationship (direct) marketing, sales promotion, public relations, sports and event marketing, healthcare marketing and e-business consulting and communications, comprised approximately 47% of the total worldwide revenue for the three months ended March 31, 2000, compared to 43% for the prior year quarter.

Worldwide operating expenses for the first quarter 2000, excluding restructuring and other merger related costs were $1.1 billion, an increase of 17% over the prior year quarter. This increase is consistent with the 17% increase in revenue for the same period. Salaries and related expenses were $694 million or 58% of revenue for the first quarter of 2000 as compared to $590 million or 58% of revenue for the first quarter of 1999. Office and general expenses were $393 million for the first quarter of 2000 compared to $341 million for the first quarter of 1999.

Income from operations was $75.4 million for the first quarter of 2000. Excluding restructuring and other merger related costs, income from operations was $111.4 million for the first quarter of 2000, compared to $91.4 million for the first quarter of 1999, an increase of 22%. Amortization of intangible assets was $23 million for the first quarter of 2000, compared to $17 million for the first quarter of 1999. Exclusive of acquisitions, foreign exchange fluctuations and amortization of intangible assets, income from operations increased 22% for the first quarter of 2000 compared to the first quarter of 1999.

In October 1999, the Company announced the merger of two of its advertising networks. The networks affected, Lowe & Partners Worldwide and Ammirati Puris Lintas were combined to form a new agency network called Lowe Lintas & Partners Worldwide. The merger involves the consolidation of operations in Lowe Lintas agencies in approximately 24 cities in 22 countries around the world. Once complete, the newly merged agency network will have offices in over 80 countries around the world.

Since the fourth quarter of 1999, the Company has been executing the restructuring in connection with the merger. As of the current date, substantially all of the restructuring activities in the U.S., the U.K. and most European and Latin American countries have been completed.

In the first quarter of 2000, the Company recognized pre-tax restructuring costs of $36.1 million ($20.7 million net of tax). The Company expects the remaining pre-tax costs to complete the restructuring to approximate $50-$70 million, which is in line with the Company's original plan. The remaining costs focus principally on finalizing the restructuring in Germany and several smaller markets.

The total restructuring costs of $36.1 million include cash costs of $20.3 million.

A summary of the components of the total restructuring and other merger related costs is as follows:

(Dollars in millions)

                                                  1st Quarter 2000
                             -----------------------------------------------------------
                               Balance       Expense        Cash     Asset     Balance
                             at 12/31/99   recognized       Paid  Write-offs  at 3/31/00
                             -----------------------------------------------------------
TOTAL BY TYPE
Severance and
  termination  costs            $43.6          $14.4        $ 9.6       --       $48.4
Fixed asset write-offs           11.1            5.4           --     16.5          --
Lease  termination costs          3.8            4.9          1.7       --         7.0
Investment write-offs
  and other                      23.4           11.4           .3     32.6         1.9
                             -----------------------------------------------------------
Total                           $81.9          $36.1        $11.6    $49.1       $57.3
                             ===========================================================

The severance and termination costs recorded in 2000 relate to approximately 265 employees who have been terminated or notified that they will be terminated. The employee groups affected include management, administrative, account management, creative and media production personnel, principally in the U.S. and several European countries.

The fixed asset write-offs relate largely to the abandonment of leasehold improvements as part of the merger. The amount recognized in 2000 relates to fixed asset write-offs in 3 offices, the largest of which is in the U.K.

Lease termination costs relate to the offices vacated as part of the merger. The lease terminations are expected to be completed by mid-to-late 2000, with the cash portion to be paid out over a period of up to five years.

The investment write-offs relate to the loss on sale or closing of certain business units. In 2000, $9.3 million has been recorded as a result of the decision to sell or abandon 2 businesses located in Asia and Europe. In the aggregate, the businesses being sold or abandoned represent an immaterial portion of the revenue and operations of Lowe Lintas & Partners. The write-off amount was computed based upon the difference between the estimated sales proceeds (if any) and the carrying value of the related assets. These sales or closures are expected to be completed by mid 2000.

Other income, net, consists of interest income, investment income and net gains from equity investments, all of which have increased at comparable rates over the prior year quarter.

The effective tax rate for the three months ended March 31, 2000 was 43.0%, compared to 41.0% in 1999. The difference between the effective and statutory rates is primarily due to foreign losses with no tax benefit, losses from translation of foreign currencies which provided no tax benefit, state and local taxes, foreign withholding taxes on dividends and nondeductible goodwill expense.

LIQUIDITY AND CAPITAL RESOURCES

Working capital at March 31, 2000 was $55.8 million, a decrease of $115.5 million from December 31, 1999. The decrease is partly due to expenditures for additional strategic long-term investments and a net reduction in long-term debt during the first quarter of 2000. The ratio of current assets to current liabilities was slightly above 1 to 1 at March 31, 2000.

Historically, cash flow from operations has been the primary source of working capital and management believes that it will continue to be so in the future. Net cash used in operating activities was $177 million for the first quarter of 2000 and $191 million for the first quarter of 1999. The Company's working capital is used primarily to provide for the operating needs of its subsidiaries, which include payments for space or time purchased from various media on behalf of its clients. The Company's practice is to bill and collect from its clients in sufficient time to pay the amounts due media on a timely basis. Other uses of working capital include the payment of cash dividends, acquisitions, capital expenditures and the reduction of long-term debt. In addition, during the first three months of 2000, the Company acquired 1,080,200 shares of its own stock for the purpose of fulfilling the Company's obligations under its various compensation plans.

OTHER MATTERS

Acquisitions
------------
In April 2000, the Company issued approximately 12.6 million shares of its common stock in connection with the acquisition of NFO Worldwide, Inc. ("NFO"). The acquisition is accounted for as a pooling of interests. The Company's consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of NFO. Additionally, the results of several other recent acquisitions, all of which have been accounted for as poolings of interests, have been included in the restated financial statements. Other than NFO, none of the other acquisitions was individually, or in aggregate, material.

Year 2000 Issue
---------------
Subsequent to completion of the Company's Year 2000 compliance programs, the Company has not experienced any significant Year 2000 disruptions to its business nor has the Company been made aware of any significant disruptions impacting its customers or critical suppliers.

Cautionary Statement
--------------------
Statements by the Company in this document, that are not matters of historical fact, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

New Accounting Guidance
-----------------------
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which had an initial adoption date of January 1, 2000. In June 1999, the FASB postponed the adoption date of SFAS 133 until January 1, 2001. The Company does not believe the effect of adopting SFAS 133 will be material to its financial condition or results of operations.

Conversion to the Euro
----------------------
On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (the "Euro"). The Company conducts business in member countries. The transition period for the introduction of the Euro is between January 1, 1999, and June 30, 2002. The Company is addressing the issues involved with the introduction of the Euro. The major important issues facing the Company include: converting information technology systems; reassessing currency risk; negotiating and amending contracts; and processing tax and accounting records.

Based upon progress to date, the Company believes that use of the Euro will not have a significant impact on the manner in which it conducts its business affairs and processes its business and accounting records. Accordingly, conversion to the Euro has not, and is not expected to have a material effect on the Company's financial condition or results of operations.